UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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Meritage Homes Corporation
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Dear Stockholders:
You are cordially invited to join us for our 2013 annual meeting of stockholders, which will be held on May 15, 2013, at 10:00 a.m. local time at the Rosewood Crescent Hotel at 400 Crescent Court, Dallas, Texas, 75201. Holders of record of our common stock as of March 25, 2013 are entitled to notice of and to vote at the 2013 annual meeting.
The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting. We may also report on matters of current interest to our stockholders at that meeting.
We are pleased to be furnishing these materials to our stockholders via the Internet again this year. We believe this approach provides you with the information that you need while expediting your receipt of these materials, lowering our costs of delivery, and reducing the environmental impact of our annual meeting. If you would like us to send you printed copies of our proxy statement and accompanying materials, we will be happy to do so at no charge upon your request. For more information, please refer to the Notice of Internet Availability of Proxy Materials that we previously mailed to you on or about April 1, 2013.
You are welcome to attend the meeting. However, even if you plan to attend, please vote your shares promptly and prior to the meeting to ensure they are represented at the meeting. You may submit your proxy by Internet or telephone, as described in the following materials, or if you request printed copies of these materials, by completing and signing the proxy card enclosed therein and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy, you may do so automatically by voting in person at the meeting.
If your shares are held in the name of a broker, bank, trust or other nominee, you may be asked for proof of ownership of these shares to be admitted to the meeting.
We thank you for your support.
Sincerely,
Steven J. Hilton
Chairman and Chief Executive Officer
17851 North 85th Street • Suite 300 • Scottsdale, Arizona • 85255 • Phone 480-515-8100
Listed on the New York Stock Exchange — MTH

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Date: May 15, 2013
Time: 10:00 a.m. local time

Rosewood Crescent Hotel
400 Crescent Court
Dallas, Texas 75201

To Our Stockholders:
You are invited to attend the Meritage Homes Corporation 2013 annual meeting of stockholders at which we will conduct the following business:

1	Election of four Class II Directors, each to hold office until our 2015 annual meeting,
2	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year,
3	Advisory vote to approve compensation of Named Executive Officers (“Say on Pay”),
4	The conduct of any other business that may properly come before the meeting or any adjournment or postponement thereof.
These items are more fully described in the accompanying proxy. Only stockholders of record at the close of business on March 25, 2013 are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SUBMIT YOUR PROXY BY FOLLOWING THE INSTRUCTIONS SET FORTH IN THE FOLLOWING MATERIALS. YOU MAY VOTE YOUR SHARES AND SUBMIT A PROXY BY USING THE INTERNET, REGULAR MAIL OR TELEPHONE AS DESCRIBED HEREIN OR ON YOUR PROXY CARD.

By Order of the Board of Directors

C. Timothy White, Secretary
Scottsdale, Arizona
March 25, 2013
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 15, 2013:
THIS PROXY STATEMENT AND MERITAGE’S 2012 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT INVESTORS.MERITAGEHOMES.COM. ADDITIONALLY, AND IN ACCORDANCE WITH SEC RULES, YOU MAY ACCESS THESE MATERIALS ON THE COOKIES-FREE WEBSITES INDICATED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS THAT YOU HAVE RECEIVED.

MERITAGE HOMES CORPORATION
17851 NORTH 85TH STREET
SUITE 300
SCOTTSDALE, ARIZONA 85255
(480) 515-8100
www.meritagehomes.com

PROXY SUMMARY
This summary highlights selected information contained elsewhere in this proxy statement and may not contain all of the information that you should consider. Please read the entire proxy statement carefully before voting.
GENERAL INFORMATION

Proxy Statement Purpose
The Board of Directors of Meritage Homes Corporation ("Meritage" or the "Company") is furnishing this Proxy Statement to solicit your proxy for our 2013 Annual Meeting.  This Proxy Statement contains information to help you decide how you want your shares to be voted. This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the proposals fully, you should carefully read this entire proxy statement and the other proxy materials identified in the Notice of Internet Availability (the "Notice"). This proxy statement will be available on the internet, and the notice of proxy materials is first to be mailed to stockholders beginning on or about April 1, 2013.

Date, Time and Place of Meeting
The annual meeting will be held on Wednesday, May 15, 2013, at 10:00 a.m. local time at the Rosewood Crescent Hotel at 400 Crescent Court, Dallas, Texas, 75201. If you require directions to the annual meeting, please call (480) 515-8100.

Who Can Vote
Stockholders who hold shares of our common stock at the close of business on March 25, 2013, the record date, will be entitled to one vote for each share held regarding the matters proposed in this proxy statement. Only holders of record of common stock at the close of business on the record date will be permitted to vote at the meeting, either in person or by valid proxy. On the record date, there were 36,010,224 shares of Meritage common stock outstanding. The common stock is our only outstanding class of voting securities. Each share is entitled to one vote on each proposal to be voted on at the annual meeting.

Voting Information
You can vote in person at the annual meeting or submit a proxy to have your shares represented without attending the annual meeting. The shares represented by a properly executed proxy will be voted as you direct. To submit a proxy, you must follow the instructions provided in this proxy statement and in the Notice. You may submit your proxy via the Internet, regular mail, or by calling the telephone number provided in the Notice, and you will be asked to enter your 11- or 12-digit control number. If you request a printed copy of these materials, you may also fill out and sign the proxy card enclosed therein and return it by mail in the envelope provided.

If you submit a signed proxy but do not indicate any voting instructions, your shares will be voted FOR the election as directors of the nominees named in this proxy statement, FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, and FOR the advisory vote on Say on Pay proposal.

You can revoke your proxy any time before it is voted by written notice delivered to the Company’s Secretary, by timely delivery of a later signed proxy (including via the Internet, regular mail, or telephone), or by voting in person at the annual meeting. Attendance at the meeting alone is not sufficient to revoke your proxy. You must also vote your shares to revoke your proxy.

Holders of Record
If your shares are registered directly in your name with our transfer agent, you are considered the “holder of record” of those shares. If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name”, and the Notice is being forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder regarding how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions.

Voting Proxies
As the record or beneficial owner of shares, you are invited to attend the annual meeting. Please note, however, that if you are a beneficial owner, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the record holder that holds your shares. Rules of the New York Stock Exchange (the “NYSE”) determine whether proposals presented at stockholder meetings are “routine” or “non-routine.” If a proposal is routine, a broker or other entity holding shares for a beneficial owner in street name may vote on the proposal without voting instructions from the owner. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the beneficial owner has provided voting instructions. A “broker non-vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the beneficial owner does not provide instructions. If you do not give instructions to your record holder prior to the meeting, the record holder will be entitled to vote your shares in its discretion only on Proposal 2 (Ratification of Independent Registered Public Accounting Firm) and will not be able to vote your shares on Proposal 1 (Election of Directors), or Proposal 3 (Advisory Vote on Say on Pay) and your shares will be treated as a “broker non-vote” on those proposals.

Quorum
The presence in person or by proxy of stockholders representing a majority of the votes entitled to be cast at the meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes are counted as present for purposes of determining whether a quorum exists.

THE PROPOSALS	The following three proposals will be considered at the Annual Meeting:

Proposal		Board Vote Recommendation	Page Number
1	Election of Directors	FOR Each Director	7
2	Ratification of Auditor	FOR	8
3	Advisory Vote to Approve Executive Compensation	FOR	9

PROPOSAL 1
Election of Directors (page 7)
Each director nominee is up for election for a two year term. Each director nominee is a current director and attended at least 75% of all meetings of the Board and on all Board committees on which he sits.

Name	Age	Director Since	Independent	AC	CC	NCGC
Peter A. Ax	53	2000	Yes	C	X	X
Robert G. Sarver	51	1996	No
Gerald Haddock	65	2005	Yes	X	X	C
Michael R. Odell	49	2011	Yes	X	X	X

X = Member	AC	Audit Committee
C= Chair	CC	Executive Compensation Committee
	NCGC	Nominating/Governance Committee

PROPOSAL 2
Ratification of Auditor (page 8)	Ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year.

		Summary of Fees
		2012	2011
Audit fees		$1,142,300	$783,750
Audit-related fees		—	—
Tax fees		—	—
All other fees		—	—
Total fees		$1,142,300	$783,750

PROPOSAL 3
Advisory Vote to Approve Executive Compensation of our Named Executive Officers (page 9)	Stockholders will be given the opportunity to vote on an advisory resolution to approve the compensation of our Named Executive Officers (“NEOs”) (commonly referred to as “Say on Pay”).

Our executive compensation program is designed to drive and reward superior corporate performance, both annually and over the long-term. The Board believes the Company's compensation policies and practices are effective in achieving the Company's goals of paying for performance and aligning the NEO's long-term interests with those of our stockholders. Executive compensation elements include:

Type	Form	Terms
Cash	Base Salary	Competitively market-based
Cash	Annual Incentive Compensation	Based on performance measurements
Cash	Discretionary Bonuses	Based on specific achievements of each individual beyond those of the performance measurements included in the annual incentive compensation calculations
Equity	Long-term Incentive Awards	Equity awards have a three-year service period, with 50% of the total awards also contingent upon the achievement of specified performance criteria
Other	Limited perquisites	Reimbursement of certain life and disability (or equivalent) policies for the benefit of NEOs and their families

NOTICE OF INTERNET AVAILABILITY
On or about April 1, 2013, a Notice of Internet Availability of Proxy Materials was mailed to stockholders of record as of the close of business on March 25, 2013 (the “record date”) and this proxy and the related materials were made available on our website. We are furnishing our proxy materials to our stockholders on the Internet in lieu of mailing a printed copy of our proxy materials to each stockholder of record. You will not receive a printed copy of our proxy materials unless you request one. The Notice instructs you as to how you may access and review on the Internet all of the important information contained in the proxy materials, or request a printed copy of those materials. The Notice also instructs you as to how you may vote your proxy.

PROXY SOLICITATION COSTS
We will bear the entire cost of proxy solicitation, including charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. We intend to retain the services of Alliance Advisors or another proxy solicitation firm. We anticipate the costs associated with the proxy solicitation will not exceed $20,000.

COMPANY INFORMATION
The following information should be reviewed along with the audited consolidated financial statements, notes to consolidated financial statements, report of independent registered public accounting firm and other information included in our 2012 Annual Report to Stockholders that is available on our website at investors.meritagehomes.com.

Information about Meritage is provided on our Internet website at www.meritagehomes.com. Our periodic and current reports, including any amendments, filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) are available, free of charge, on our website as soon as reasonably practicable after they are electronically filed with or furnished to the Securities and Exchange Commission (“SEC”). The information contained on our website is not considered part of our Exchange Act reports or this proxy statement.

CORPORATE GOVERNANCE
Meritage operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities and setting high standards for ethical conduct. Our Board of Directors has established the following committees:

- Audit Committee
- Executive Compensation Committee
- Nominating/Governance Committee

The charter of each of these committees is available on our website, along with our Code of Ethics and our Corporate Governance Principles and Practices. Our committee charters, Code of Ethics and Corporate Governance Principles and Practices are also available in print, free of charge, to any stockholder who requests them by calling us or by writing to us at our principal executive offices at the address listed above, Attention: Secretary.

OTHER MATTERS
The management and Board of Directors of the Company know of no other matters to be brought before the meeting. If other matters are properly presented to the stockholders for action at the meeting or any adjournments or postponements thereof, it is the intention of the proxy holders named in this proxy to vote in their discretion on all matters on which the shares of common stock represented by such proxy are entitled to vote.

ELECTION OF DIRECTORS
(PROPOSAL NO. 1)
Our Board of Directors currently has eight members. The directors are divided into two classes serving staggered two-year terms. This year, our Class II Directors are up for election. The Board, upon the recommendation of its Nominating/Governance Committee, has nominated for re-election Peter A. Ax, Robert G. Sarver, Gerald Haddock and Michael R. Odell, each of whom are presently serving as Class II Directors.
Biographical information for each of our director nominees is set forth on page 15.
All nominees have consented to serve as directors. The Board of Directors has no reason to believe that any of the nominees will be unable to act as a director. However, should a nominee become unable to serve or should a vacancy on the Board occur before the annual meeting, the Board may either reduce its size or designate a substitute nominee. If a substitute nominee is named, your shares will be voted for the election of the substitute nominee designated by the Board. In the vote on the election of the director nominees, stockholders may:

•	vote FOR all nominees;

•	WITHHOLD votes for all nominees; or

•	WITHHOLD votes as to specific nominees.
Unless you elect to vote differently by so indicating on your signed proxy, your shares will be voted FOR the Board’s nominees. If a quorum is present, the four Class II nominees who receive the most votes will be elected. Broker non-votes and votes that are withheld will not count as either votes for or against the nominee.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE ABOVE-NAMED NOMINEES AS DIRECTORS.

RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL NO. 2)
The Board of Directors seeks an indication from stockholders of their approval or disapproval of the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2013.
Deloitte & Touche LLP was appointed our auditor in 2005 and no relationship exists other than the usual relationship between auditors and clients.
If a quorum is present, an affirmative vote of the majority of the votes cast at the annual meeting is required to ratify the selection of Deloitte & Touche LLP as the Company’s independent auditor. Abstentions will not be counted either for or against this proposal. If the appointment of Deloitte & Touche LLP as auditors for 2013 is not approved by stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors after the beginning of the current year, the appointment in 2012 will stand, unless the Audit Committee determines there is a reason for making a change.
THE BOARD OF DIRECTORS HAS APPROVED THIS PROPOSAL NO. 2 AND UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2.

ADVISORY VOTE ON SAY ON PAY
(PROPOSAL NO. 3)
Stockholders will be given the opportunity to vote on the following advisory resolution (commonly referred to as “Say on Pay”):
RESOLVED, that compensation paid to the Company’s named executive officers, as disclosed herein pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth herein is hereby APPROVED.
Background on Proposal
In accordance with the Dodd-Frank Act and related SEC rules, stockholders are being given the opportunity to vote at the annual meeting on this advisory resolution regarding the compensation of our NEOs.
At our 2012 Annual Meeting of Stockholders, the Company’s stockholders approved the compensation of our NEOs (on an advisory basis) by 98% of total votes cast. This high approval rating further indicates that our stockholders are in agreement with our Executive Compensation Committee and its direction of setting compensation arrangements based on thresholds that are in line with the goals of our stockholders. In addition, at our 2011 Annual Meeting of Stockholders, the stockholders indicated, on an advisory vote basis, that they preferred that we hold Say on Pay votes on an annual basis (a frequency vote is required to be held at least once every six years). In light of these results, the Company’s Board of Directors has decided to hold its future advisory votes on the compensation of named executive officers annually until the next frequency vote, which will be held on or before our 2017 Annual Meeting. This Proposal No. 3 represents this year’s Say on Pay vote.
For a comprehensive description of our executive compensation program, philosophy and objectives, including the specific elements of executive compensation that comprised the program in 2012, please refer to the Compensation Discussion and Analysis section of this proxy statement. The Summary Compensation Table and other executive compensation tables (and accompanying narrative disclosures) that follow it, beginning at page 31, provide additional information about the compensation that we paid to our NEOs in 2012. As described in the Compensation Discussion and Analysis, our executive compensation program is designed to drive and reward superior performance both annually and over the long term while simultaneously striving to be externally competitive. During 2012, through the combined efforts of our NEOs, Meritage was successful in achieving the following accomplishments:

•	Generated year-over-year increases in most of our key operating metrics including the following (dollars in thousands):

	2012	2011	% Increase
Home Closing Units	4,238	3,268	30%
Home Closing Revenue	$1,184,360	$860,884	38%
Home Order Units	4,795	3,405	41%
Home Order Value	$1,414,772	$907,922	56%
Backlog Units	1,472	915	61%
Backlog Value	$479,266	$248,854	93%
Pre-Tax Income/(Loss)	$28,854	$(20,376)	242%
Diluted Earnings/(Loss) Per Share*	$3.00	$(0.65)	562%

* 2012 earnings include a $76.3 million tax benefit, primarily due to the reversal of deferred tax assets.

•
Entry into new markets - In December 2011, we announced our entry into the Tampa market, expanding our presence in Florida, where we have experienced a high level of success over the last several years. Operations in the Tampa division provided its first closings in the fourth quarter of 2012, and ended the year with 34 orders and 32 homes in backlog. Most recently, we announced entry into Charlotte, North Carolina and reported our first orders there in the fourth quarter of 2012. In 2012, we also benefitted from the first full year of operations of the Raleigh, North Carolina division.

•
Capital transactions - Repurchased or redeemed $285 million of senior notes due 2015 and $26 million of senior subordinated notes due 2017; replaced with new debt with longer maturities and attractive interest rates including $300 million of 7.00% senior notes due 2022 and $126.5 million of 1.875% convertible senior notes due 2032.

The Executive Compensation Committee continually evaluates the compensation packages for our NEOs and adjusts them as conditions warrant, including setting performance targets for both cash and equity awards, some of which have been forfeited over the last several years in cases where targets were not met. In connection with these reviews, the Company has over the last several years implemented prudent and responsible compensation policies in the stockholders’ interest, some of which include:

•	Base salaries have remained flat since 2010 for each of our NEOs.

•	Other than auto allowances and reimbursement of certain life and disability or long-term care insurance premiums, our NEOs do not have any perquisites.

•	NEOs must comply with security ownership requirements, as discussed on page 26.

•	Incentive compensation is balanced between cash and equity awards, as discussed on page 23.

•
Each employment agreement of our NEOs includes a provision for the clawback (or offset) of incentive bonuses to the extent any financial results are misstated as the result of the NEO’s willful misconduct or gross negligence.

Effects of Advisory Vote
Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to our NEOs and will not be binding on the Board or the Executive Compensation Committee. However, the Executive Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.
If a quorum is present, approval of the advisory vote requires the affirmative vote of a majority of the votes cast at the annual meeting. Abstentions will not be counted either for or against this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE RESOLUTION SET FORTH ABOVE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

SECURITY OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS
Management. The following table summarizes, as of March 15, 2013, the number and percentage of outstanding shares of our common stock beneficially owned by the following:

•	each Meritage director and nominee for director;

•	each executive officer named in the summary compensation table; and

•	all Meritage directors and executive officers as a group.

Name Of Beneficial Owner(1)	Position With The Company	Number Of Shares Owned		Right To Acquire By May 14, 2013	Total Shares Beneficially Owned(2)	Percent Of Outstanding Shares (3)
Steven J. Hilton	Director, Chairman and CEO	1,717,071	(4)	207,032	1,924,103	5.3%
Robert G. Sarver	Director	196,359	(5)	11,500	207,859	*
Raymond Oppel	Director	37,000	(6)	11,500	48,500	*
Peter L. Ax	Director	42,000		11,500	53,500	*
Richard T. Burke, Sr.	Director	32,000		11,500	43,500	*
Gerald Haddock	Director	45,000	(7)	11,500	56,500	*
Dana Bradford	Director	25,000		—	25,000	*
Michael R. Odell	Director	6,000		—	6,000	*
Larry W. Seay	Executive Vice President and Chief Financial Officer	80,788		47,362	128,150	*
C. Timothy White	Executive Vice President, General Counsel and Secretary	28,710		15,000	43,710	*
Steven M. Davis	Executive Vice President—Chief Operating Officer	30,525		15,000	45,525	*
All current directors and executive officers as a group (11 persons)		2,240,453		341,894	2,582,347	7.1%

*	Less than 1%.

(1)	The address for our directors and executive officers is c/o Meritage Homes Corporation, 17851 North 85th Street, Suite 300, Scottsdale, Arizona 85255.

(2)
The amounts shown include the shares of common stock actually owned as of March 15, 2013, and the shares that the person or group had the right to acquire within 60 days of that date. The number of shares includes shares of common stock owned by other related individuals and entities over whose shares of common stock such person has custody, voting control or the power of disposition. In calculating the percentage of ownership, all shares of common stock which the identified person had the right to acquire within 60 days of March 15, 2013 upon exercise of options are considered as outstanding for computing the percentage of the shares owned by that person or group, but are not considered as outstanding for computing the percentage of the shares of stock owned by any other person.

(3)	Based on 35,964,274 shares outstanding as of March 15, 2013.

(4)
Shares are held by family trusts. As of March 15, 2013 and March 15, 2012, Mr. Hilton had 900,000 shares pledged to a third-party lending institution, all 900,000 of which are securing loans. The reporting person inadvertently reported the number of pledged shares as 400,000 in the 2012 proxy statement. Our pledging policy is discussed on page 21 of this proxy statement.

(5)
Shares are held by family trusts (6,000 shares Penny Sarver - wife; 2,000 shares Penny Sarver FBO Max Sarver - minor son; 8,170 shares Robert Sarver - trustee of Eva Lauren Hilton Trust; 8,170 shares Robert Sarver - trustee of Shari Rachel Hilton Trust; 172,019 shares Robert Sarver - trustee of Robert Sarver Trust). Mr. Sarver has expressly disclaimed any beneficial ownership of the shares held by the trusts for the benefit of Mr. Hilton’s children (Eva Lauren Hilton Trust and Shari Rachel Hilton trust). At both March 15, 2013 and March 15, 2012, Mr. Sarver had 121,019 shares pledged to a third party lending institution. None of these shares secured loans in 2013 or 2012. Our pledging policy is discussed on page 21 of this proxy statement.

(6)	6,000 shares are owned indirectly by family trusts.

(7)
Includes 15,000 shares held by charities on which Mr. Haddock serves as a board member and has authority to make investment decisions on behalf of.  Holdings are with The Haddock Center (10,000 shares), and the Haddock Foundation (5,000 shares).  Mr. Haddock has expressly disclaimed beneficial ownership of these shares.

Certain Other Beneficial Owners. Based on filings made under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of March 15, 2013, the only other known beneficial owners of more than 5% of Meritage common stock, other than Mr. Hilton are shown in the following table:

		Shares Beneficially Owned
Name of Other Beneficial Owners	Address Of Beneficial Owner	Number	Percent
BlackRock, Inc. (1)	40 East 52nd Street New York, NY 10022	3,630,523	10.1%
T. Rowe Price Associates, Inc. (2)	100 E. Pratt Street Baltimore, MD 21202	3,110,120	8.6%
Citadel Advisors LLC (3)	131 S. Dearborn Street, 32nd Floor Chicago, IL 60603	2,541,219	7.1%
Vanguard Group, Inc. (4)	100 Vanguard Blvd. Malvern, PA 19355	1,936,549	5.4%

(1)
Based solely on a Schedule 13G/A filed with the SEC on January 11, 2013, Blackrock, Inc. and certain affiliated entities have sole voting power and sole dispositive power with respect to 3,630,523 shares.

(2)
Based solely on a Schedule 13G/A filed with the SEC on February 11, 2013, T. Rowe Price Associates, Inc. has sole voting power with respect to 797,320 shares and sole dispositive power with respect to 3,110,120 shares.

(3)	Based solely on a Schedule 13G/A filed with the SEC on February 14, 2013, Citadel Advisors LLC has shared voting power and shared dispositive power with respect to 2,541,219 shares.

(4)
Based solely on a Schedule 13G filed with the SEC on February 13, 2013, Vanguard Group, Inc. has sole voting power with respect to 46,060 shares, sole dispositive power with respect to 1,891,789 shares, and shared dispositive power with respect to 44,760 shares.

For each of the reporting owners set forth above, the beneficially owned shares are held in various individual funds owned or managed by the reporting owners but none of the individual funds managed by the reporting owners above hold more than 5% of the Company stock.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
Role of the Board of Directors
The Board of Directors ("the Board") is elected by the stockholders to oversee the stockholders’ interests in the operation and overall success of our business. The Board serves as our ultimate decision-making body, except for those matters reserved to or that require a vote of our stockholders. The Board selects and oversees the members of senior management who are charged by the Board with conducting our business. We have established and operate in accordance with a comprehensive plan of corporate governance that defines and sets ethical standards for the conduct of our directors, officers and employees. This plan provides an important framework within which the Board can pursue our strategic objectives and ensure long-term stockholder value.
Corporate Governance Principles and Practices
We have adopted Corporate Governance Principles and Practices that define the key elements of our corporate governance framework and philosophy, including:

•	director qualifications,

•	independence criteria,

•	director responsibilities,

•	our committee responsibilities and structure,

•	officer and director stock ownership requirements,

•	director resignation policy,

•	director access to officers and employees,

•	our philosophy with respect to director compensation,

•	Board evaluation process,

•	confidentiality requirements,

•	director orientation and continuing education, and

•	our plans with respect to management succession.
Our Corporate Governance Principles and Practices are available on our website at investors.meritagehomes.com and we will provide a printed copy to any stockholder upon request. These principles are reviewed regularly by the Nominating/Governance Committee and changes are made as the Committee deems appropriate.
Director Qualifications
Our Board of Directors is comprised of a group of individuals whose previous experience, financial and business acumen, personal ethics and dedication and commitment to our company allow the Board to complete its key task as the over-seer and governing body of Meritage Homes Corporation. The specific experience and qualifications of each of our Board members are set forth below. Although the Board does not have a specific policy regarding diversity, the Board believes it should be comprised of persons with diverse skills, expertise, backgrounds and experiences including, without limitation, the following areas:

•	management or board experience in large complex institutions, as well as small entrepreneurial companies,

•	finance, banking and capital markets,

•	accounting,

•	legal and regulatory,

•	real estate, including homebuilding, commercial and land development,

•	sales and marketing, and

•	operations.

Our Board is comprised of the following members:

Class I Directors

Steven J. Hilton, 51
Mr. Hilton was co-chairman and co-chief executive officer of Meritage Homes Corporation from 1997 to May 2006. In May 2006, Mr. Hilton was named the Company’s chairman and chief executive officer. In 1985, Mr. Hilton co-founded Arizona-based Monterey Homes, the predecessor company to Meritage Homes Corporation. Under Mr. Hilton’s leadership, Monterey became publicly traded in 1996. Mr. Hilton received his Bachelor of Science degree in accounting from the University of Arizona and is a director of Western Alliance Bancorporation, a leading bank holding company based in Phoenix, Arizona. Mr. Hilton has almost 30 years of real estate experience and is considered an expert and innovator in the homebuilding industry. He is a frequent participant in panels and interviews regarding the industry.

Raymond Oppel, 56
Mr. Oppel has been a director since December 1997. Mr. Oppel is a licensed real estate broker and currently is active as a private investor in real estate development. He was the co-founder, chairman and chief executive officer of The Oppel Jenkins Group, a regional homebuilder in Texas and New Mexico, which was sold in 1995 to the public homebuilder KB Home. Mr. Oppel has almost 30 years of experience in the homebuilding business. Mr. Oppel possesses extensive knowledge about the real estate industry in general and the homebuilding industry in particular.

Richard T. Burke, Sr., 69
Mr. Burke has been a director since September 2004. Mr. Burke is currently the Chairman of the Board of Directors of UnitedHealth Group, which he founded, took public in 1984 and served as chief executive officer as well. From 1995 until 2001, Mr. Burke was the owner and chief executive officer of the Phoenix Coyotes, a National Hockey League team and has served as a director for a number of other companies, public and private. Mr. Burke previously served as a director for First Cash Financial Services, Inc., a position from which he resigned within the past five years. Mr. Burke is a business and civic leader in Phoenix, Arizona, and his experience as the chairman and CEO of a multi-billion dollar public company provides the Board with outstanding corporate governance and financial insight.

Dana C. Bradford, 48
Mr. Bradford has been a director since August 2009. Currently, Mr. Bradford is the CEO of the Waitt Company, a diversified investment company. From 2005 to 2011, Mr. Bradford was the president and managing partner of McCarthy Capital Corporation, a private equity firm. He serves as executive chairman of the board of Prime Global Sports, a tennis and squash company. Mr. Bradford also serves as a director on the boards of the Waitt Company, Vornado Air and Southwest Value Partners, a San Diego-based real estate investment company. Mr. Bradford formerly served as chairman of the board of SAFE Boats International, a director on the boards of Ballantyne (AMEX: BTN); NRG Media; Guild Mortgage; Gold Circle Films and McCarthy Group, an Omaha-based investment company. Mr. Bradford earned a bachelor's degree in business administration from the University of Arizona and an MBA from Creighton University. Mr. Bradford brings additional perspective to the Board relating to real estate and corporate finance matters.

Class II Directors

Peter L. Ax, 53
Mr. Ax has been a director since September 2000. He is the managing partner of Phoenix Capital Management, an operationally focused venture capital firm. Mr. Ax is the former chairman and chief executive officer of SpinCycle, Inc., a public reporting consolidator and developer of coin-operated Laundromats. Previously, Mr. Ax served as head of the Private Equity Division and senior vice president of Lehman Brothers in New York and has served in various operating roles for enterprises operated by Phoenix Capital Management. Mr. Ax is also on the board of directors of iGo, Inc. (NASDAQ: IGOI) and serves on the Advisory Board of Directors of Cascadia Capital, a Seattle based investment banking and merchant banking firm. Mr. Ax holds an MBA from the Wharton School at the University of Pennsylvania, a J.D. from the University of Arizona, and a B.S.B.A. from the University of Arizona, and has been a certified public accountant. Mr. Ax possesses extensive skills and experience relating to, among other things, capital markets and corporate finance.

Robert G. Sarver, 51
Mr. Sarver has been a director since December 1996. He is the chairman and chief executive officer of Western Alliance Bancorporation, a director of Skywest Airlines, and the managing partner of the Phoenix Suns NBA basketball team. In 1990, Mr. Sarver co-founded and currently serves as a director of Southwest Value Partners, a San Diego real estate investment company. From 1995 to 1998, he served as chairman of Grossmont Bank. He was the chairman and chief executive officer of California Bank & Trust from 1998 to 2001. Mr. Sarver earned a bachelor's degree in business administration from the University of Arizona and has been a certified public accountant. Mr. Sarver has been active in the real estate industry for more than 20 years and is known nationwide as a leader and expert in banking. He has extensive experience in a wide spectrum of successful real-estate activities, including commercial, residential and development projects.

Gerald Haddock, 65
Mr. Haddock was appointed as a director in January 2005. Mr. Haddock is the founder of Haddock Enterprises, LLC and formerly served as president and CEO of Crescent Real Estate Equities, a diversified real estate investment trust. He is currently a director of ENSCO International, Plc., a leading global offshore oil and gas drilling service company. As a director for ENSCO, he has served as its co-lead director and Chairperson of the Audit Committee and is also a member of the Nominating & Governance Committee. From December 2004 to October 2008, Mr. Haddock served as a Board Member of Cano Petroleum, Inc. He also serves on the board of trustees and is a member of various committees for the Baylor College of Medicine, the Baylor Executive Investment Committee at Baylor University, the M.D. Anderson Proton Therapy Education and Research Foundation, and the CEELI Institute. Mr. Haddock received his Bachelor of business administration and Juris Doctorate degrees from Baylor University. He also received a Master of Laws in Taxation degree from New York University and a MBA degree from Dallas Baptist University.

Michael R. Odell, 49
Mr. Odell has been a director since December 2011. He is the president and chief executive officer of The Pep Boys - Manny, Moe & Jack. Pep Boys is the nation's leading automotive aftermarket service and retail chain. Mr. Odell joined Pep Boys in September 2007 as the chief operating officer, and has also been a member of the Pep Boys' Board of Directors since 2008. Previously, he served as executive vice president and general manager of Sears Retail & Specialty Stores, a $27 billion division of Sears Holdings Corporation. Mr. Odell holds an M.B.A. from Northwestern University's Kellogg School of Management, and a B.S. in Accounting from the University of Denver's Daniels College of Business. He joined Sears in 1994 where he served in executive operations positions of increasing responsibility, including as Vice President, Stores-Sears Automotive Group. Prior to Sears, Mr. Odell was a CPA with Deloitte & Touche LLP.

In case of a Board vacancy or if the Board elects to increase its size, determinations regarding the eligibility of director candidates are made by the Nominating/Governance Committee, which considers the candidate’s qualifications as to skills and experience in the context of the needs of the Board of Directors and our stockholders.

Director Independence
The Nominating/Governance Committee also evaluates and reports to the Board of Directors regarding the independence of each candidate. Consistent with the rules and regulations of the NYSE, at least a majority of the Board of Directors must be independent. No director will be deemed to be independent unless the Board affirmatively determines that the director has no material relationship with the Company, either directly or as an officer, shareowner, member, partner or trustee of an organization that has a relationship with the Company. The Board observes all criteria established by the NYSE and other governing laws and regulations. In its review of director independence, the Board considers all commercial, banking, consulting, legal, accounting, charitable or other business relationships the director may have with the Company.
As a result of its review, the Board of Directors has determined that a majority of Meritage’s Board members are independent. Our independent directors are Peter L. Ax, Raymond Oppel, Richard T. Burke, Sr., Gerald Haddock, Dana Bradford and Michael R. Odell.
In making this determination, the Board of Directors evaluated whether there exists any relationships between these individuals, and Meritage determined no relationship exists between Meritage and any independent director.
Steven J. Hilton is not considered independent because he is employed by the Company.

Prior to 2004, Robert G. Sarver was deemed an independent director. The Nominating/Governance Committee has continually monitored certain relationships between Mr. Sarver and Meritage along with relationships between Mr. Sarver and Mr. Hilton. Mr. Sarver and Mr. Hilton have certain business relationships unrelated to Meritage, including Mr. Sarver serving as trustee of certain of Mr. Hilton’s family trusts. The Nominating/Governance Committee evaluated these relationships and determined that they did not impair Mr. Sarver’s independence because they do not involve Meritage and are insignificant in relation to Mr. Sarver’s net worth. During 2004, Mr. Sarver became the controlling owner of the Phoenix Suns basketball team, in which Mr. Hilton purchased a minority ownership interest. This relationship was closely evaluated by the Nominating/Governance Committee because of its significance to Messrs. Sarver and Hilton. The Nominating/ Governance Committee and the Board of Directors believe Mr. Sarver is a valuable member of the Board and that the Company benefits from his extensive business experience. Although Mr. Sarver does not have any material relationship with the Company which under the applicable rules and regulations would deem him not independent, the Nominating/Governance Committee has nevertheless concluded it is at this time in the best interest of Meritage’s stockholders that Mr. Sarver not be deemed an independent director. Mr. Sarver does not serve on any Board committees.
The Board has also determined that all governance committees of the Board should be composed entirely of independent directors and therefore neither Mr. Hilton or Mr. Sarver serve on any Board governance committees.
Board Leadership Structure
Steven J. Hilton, our co-founder and CEO, also serves as a director and the Chairman of the Board. We believe Mr. Hilton’s unique industry experience and continuing involvement in the day-to-day operations of the Company make him highly qualified to serve as our Board’s Chairman. Mr. Hilton co-founded Meritage Homes and is thus intimately familiar with its history, culture and operations. Mr. Hilton possesses in-depth knowledge and expertise in the homebuilding industry as a whole and Meritage Homes in particular and is the Company’s largest individual shareholder. The Board of Directors has concluded that this puts Mr. Hilton in a unique position and makes him the most compelling choice to serve both as Chairman of the Board and CEO to effectively represent the stockholders’ interest.
Mr. Ax, our Audit Committee Chairman, also serves as the Board’s lead independent director. Mr. Ax has extensive knowledge of capital markets and corporate finance and has previously served as CEO of a publicly traded corporation. We believe that Mr. Ax’s role as our lead independent director serves as a counterbalance to and complements Mr. Hilton’s position as Board Chairman and provides the appropriate level of independent director oversight. Additionally, our lead independent director presides over all independent directors meetings and can call special meetings of the independent directors as he deems necessary, bringing any matters the lead independent director feels should be addressed to the majority of our directors at any time.
CEO and Management Succession
Under the charter of the Nominating/Governance Committee, it is the role of the Nominating/Governance Committee to review and recommend to the Board of Directors changes as needed to the Company’s Corporate Governance Principles and Practices, including items such as management succession, policies and principles for CEO selection and performance review, and policies regarding succession in the event of an emergency or departure of the CEO. Our Corporate Governance Principles and Practices provide, among other things, that our Executive Compensation Committee is to conduct an annual review of the performance of the CEO.
The Board of Directors considers management evaluation and CEO succession planning an important responsibility of the Board. Under our Corporate Governance Principles and Practices, the Board of Directors is responsible for approving a succession plan for our CEO and other senior officers. Issues relating to CEO succession planning are addressed regularly (at least annually) by the Board.

Risk Oversight
Our Board of Directors has overall responsibility for the oversight of risk management. As part of this oversight, on a regular basis, our Board of Directors receives reports from various members of management and is actively involved in monitoring and approving key decisions relating to our operations and strategy. Additionally, the management teams at our divisions must obtain approvals from our corporate executive team prior to engaging in certain activities or committing prescribed amounts of the Company’s financial and operational resources. As a result, senior management, who report directly to executive management, cannot authorize transactions that exceed prescribed thresholds that, while they may result in short-term benefits for their divisions, may expose us to unwarranted risks. Similarly, our executive management (including our NEOs) cannot engage in certain transactions without approval from our Board of Directors. For example, management must obtain approval from the Board of Directors, acting through the Land Committee, before proceeding with any land acquisition above a pre-established threshold. In addition, our General Counsel regularly reports to the Board of Directors information concerning ongoing litigation and possible legal and other risks that might expose the Company to liability or loss. The Board also annually reviews the Company’s insurance programs.
Management also operates the business within parameters established by an annual budget that is reviewed and approved by the Board of Directors. At each regular Board meeting, management provides the Board of Directors a status report with respect to the budget and addresses any material variances. We believe our budgeting process provides a useful mechanism for identifying risks and the related rewards and provides a quantitative method for evaluating those risks and rewards. The Board of Directors also provides oversight of risk through its standing committees. For example:

•
Our Audit Committee is responsible for reviewing and analyzing significant financial and operational risks and how management is managing and mitigating such risks through its internal controls and risk management processes. Our VP of Internal Audit reports directly to the Audit Committee and provides routine updates on the progress and findings of the on-going internal audit reviews. Our external auditors also have at least quarterly discussions with our Audit Committee, and meet both with and without Company management present, to highlight what they perceive as our key financial risks. Our Audit Committee plays an important role in approving our annual internal controls monitoring plan and is regularly engaged in discussions with management regarding business risks, operational risks, transactional risks and financial risks.

•
Our Executive Compensation Committee oversees risks relating to the compensation and incentives provided to our senior executive officers. The Executive Compensation Committee negotiates and approves all of the employment agreements of our NEOs and the Committee approves all grants of equity awards to all of our eligible employees. Since 2009, we have begun using restricted share grants in lieu of stock options in our long-term equity compensation to provide an incentive to balance the assumption of risk while maintaining shareholder value. In addition, for our NEOs, half of these equity grants contain performance vesting criterion.

•	Since 2009, all of our Independent Directors sit on all of our governance Committees to provide greater Director participation in key policy decisions.
The Board and Board Committees
We currently have eight incumbent directors and the following committees:

•	Audit Committee

•	Executive Compensation Committee and

•	Nominating/Governance Committee.
Our Board of Directors typically meets on a quarterly basis, with additional meetings held as required. During 2012, the Board of Directors held six meetings. Each director attended at least 75% of the aggregate of the Board and committee meetings of which they were a member. Directors are expected to attend our annual meetings of stockholders. All directors, with the exception of Richard T. Burke, Sr. attended our 2012 annual meeting, which was held on May 25, 2012.

The following table identifies the current members of our Board of Directors, and describes the current members of each of the committees and the number of meetings held during 2012:

Board of Directors	Audit Committee		Executive Compensation Committee		Nominating/Governance Committee
Steven J. Hilton
Peter L. Ax +	X	**	X		X
Raymond Oppel	X		X	**	X
Richard T. Burke, Sr.	X		X		X
Gerald Haddock	X		X		X	**
Dana Bradford	X		X		X
Michael R. Odell	X		X		X
Robert G. Sarver
Number of Meetings	8		5		4

X = Member
** = Chair
+ = Lead Independent Director

Audit Committee
The Board of Directors has established an Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act (Exchange Act), and the rules and regulations of the NYSE. The Audit Committee assists the Board of Directors in:

•	fulfilling its oversight of the integrity of our financial statements,

•	reviewing and approving any related party transaction between us and senior executive officers and directors,

•	overseeing our compliance with legal and regulatory requirements,

•	determining the independent registered public accounting firm’s qualifications and independence, and

•	evaluating the performance of our internal audit function and independent registered public accounting firm.
The Audit Committee has the sole authority to appoint and replace our independent registered public accounting firm and approves all audit engagement fees and terms of all significant non-audit engagements with the independent registered public accounting firm in accordance with the pre-approval policies set forth in our Audit Committee charter. The Audit Committee has the authority to obtain advice and assistance from, and receives appropriate funding from us for, outside legal, accounting and other advisors as it deems necessary to carry out its duties.
The Audit Committee operates under a written charter established by the Board. The charter is available on our website at investors.meritagehomes.com and we will provide a printed copy to any stockholder upon request. Each member of the Audit Committee meets the independence requirements of the NYSE and the Exchange Act, and is financially literate, knowledgeable and qualified to review our financial statements. The Board of Directors has determined that Peter Ax, an independent director as defined by the NYSE’s listing standards, is an “audit committee financial expert.” Information about Mr. Ax’s past business and educational experience is included in his biography in this proxy statement under the caption “-- Class II Directors”.
The report of the Audit Committee is included in this proxy statement under the caption “Report of the Audit Committee.”
Executive Compensation Committee
The Board of Directors has established our Executive Compensation Committee (the “Compensation Committee”) in accordance with the NYSE’s rules and regulations. The Compensation Committee regularly reports to the Board of Directors and its responsibilities include:

•	reviewing and approving goals and objectives relative to the compensation of our NEOs, evaluating our NEOs’ performance in light of these goals and approving the compensation of our NEOs,

•	reviewing and incorporating stockholder preferences with respect to compensation agreements with our NEOs,

•	overseeing all equity-based award grants,

•	making recommendations to the Board of Directors with regard to non-NEO compensation and equity-based awards, and

•	producing a report on executive compensation to be included in our annual proxy statement.

The Compensation Committee is currently comprised of six members of the Board, each of whom is independent under the independence standards of the NYSE, a “non-employee director” under Section 16 of the Exchange Act, and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code (the "Code"). Generally the Compensation Committee chairman is in charge of setting the schedule for the Compensation Committee’s meetings, as well as the agenda of each meeting.
The Compensation Committee operates under a written charter, which is available on our website at investors.meritagehomes.com. We will provide a printed copy of the charter to any stockholder upon request.
The Compensation Committee has the sole authority to hire outside advisors and consultants and to determine the terms, fees and costs of such engagements. However, no consultants were hired during 2011 or 2012 to assist in any compensation-related matters. In late 2010, the Company retained Pearl Meyer & Partners, an independent compensation consulting firm, to present the Board with an update of current compensation trends and practices among homebuilders.
The Compensation Committee determines executive compensation with respect to our NEOs independent of management. The Compensation Committee approves all grants of equity-based awards. For the NEOs, the number and type of equity award grants in most cases are determined or based on an employment agreement between the Company and the NEO, which are negotiated and approved by the Compensation Committee; however, they may be adjusted based on the Compensation Committee’s review of the NEO’s performance and competitive market factors. For non-NEOs, management is responsible for recommending to the Compensation Committee the persons to receive grants and the nature and size of the proposed award. Because management is responsible for the day-to-day operation of the Company, the Compensation Committee believes that management is in the best position to make this recommendation.
Compensation Committee Interlocks and Insider Participation.
None of the members of the Compensation Committee is, or has been, an employee of Meritage or any of its subsidiaries. There were no interlocking relationships between Meritage and other entities that might affect the determination of the compensation of Meritage’s executive officers.
Nominating/Governance Committee
The Board of Directors has established a Nominating/Governance Committee, which directly reports to the Board of Directors and is responsible for:

•	identifying individuals qualified to become Board members and recommending director nominees for the next annual meeting of stockholders,

•	reviewing and recommending changes as needed to the Company’s Corporate Governance Principles and Practices,

•	addressing such items as management succession, including policies and principles for our CEO selection and performance review and succession in the event of an emergency or departure of the CEO,

•	developing director qualifications and determining whether newly elected directors or prospective director candidates meet those qualifications,

•	considering director nominations received from stockholders,

•	reviewing the charters of the Compensation Committee, Audit Committee and Nominating/Governance Committee and any other committees

•	leading the Board of Directors in its annual review of the Board’s performance,

•	recommending nominees for the Compensation Committee,Audit Committee, Land Committee, and

•	promoting adherence to a high standard of corporate governance and company values.
The Nominating/Governance Committee has the sole authority to retain and terminate any search firm used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms. The Nominating/Governance Committee operates under a written charter, which is available on our website at investors.meritagehomes.com. We will provide a printed copy of the charter to any stockholder upon request. Each member of the Nominating/Governance Committee meets the independence requirements of the NYSE.

Director Nomination Process
Stockholder Nominees. The policy of the Nominating/Governance Committee is to consider properly-submitted stockholder nominations for candidates for membership on the Board of Directors as described below. In evaluating such nominations, the Nominating/Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership qualifications and criteria described below. Any stockholder nominations proposed for consideration by the Nominating/Governance Committee must include the nominee’s name and qualifications for Board membership and should be submitted to:

Meritage Homes Corporation
17851 North 85th Street
Suite 300
Scottsdale, Arizona 85255
Attn: Secretary
The Secretary will forward all nominations to the Nominating/Governance Committee. In addition, our bylaws permit stockholders to nominate directors for consideration at an annual stockholder meeting. For a description of the process for submitting such nominations, and the deadline to propose actions for consideration at next year’s annual meeting, please see “Stockholders Proposals” on page 42 of this proxy statement.
Director Qualifications. The Nominating/Governance Committee will evaluate prospective nominees using the standards and qualifications set forth in our Corporate Governance Principles and Practices and in our criteria for new directors. Prospective nominees must meet the Company’s qualification requirements set forth in our Corporate Governance Principles and Practices and should have the highest professional and personal ethics and values, as well as broad experience at the policy-making level in business, government, education or public interest. Prospective nominees should be committed to enhancing stockholder value and should have sufficient time to devote to carrying out their duties and to provide insight based upon experience, talent, skill and expertise appropriate for the Board. Each prospective nominee must be willing and able to represent the interests of our stockholders.
Identifying and Evaluating Nominees for Directors. The Nominating/Governance Committee utilizes a variety of methods for identifying and evaluating nominees to serve as directors. The Nominating/Governance Committee assesses the current composition of the Board of Directors, the balance of management and independent directors and the need for Audit Committee expertise in its evaluation of prospective nominees. In the event that vacancies are anticipated, or otherwise arise, the Nominating/Governance Committee may seek recommendations from current Board members, professional search firms, outside legal, accounting and other advisors, or stockholders in order to locate qualified nominees. The Nominating/Governance Committee also evaluates each candidate in the context of maintaining and creating Board diversity, as previously discussed. After completing its evaluation, the Nominating/Governance Committee will make a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors, and the Board will determine the nominees after considering such recommendations.
Executive Sessions of Independent Directors
Our Corporate Governance Principles and Practices dictate that the non-management members of the Board of Directors will meet in executive session at least quarterly outside the presence of directors that are employees or officers of the Company. The non-management directors met in executive session four times during 2012. Peter Ax is our Lead Independent Director and presides over these executive session meetings.
Land Committee
In early 2013, the Board of Directors established a formal Land Committee, which directly reports to the Board of Directors. Prior to such time, the approvals for significant land transactions were obtained by an affirmative vote of a majority of the Board's independent directors. The new Land Committee is responsible for reviewing and approving/denying land acquisition transactions recommended by management in excess of a predetermined monetary threshold. The Committee is intended to function as an additional governance and approval mechanism for executive management's land acquisition approval policies and procedures.

    As of the date of this filing, the Land Committee was comprised of Messrs. Ax, Oppel, Bradford and Haddock. The Board is currently analyzing the anticipated frequency of meetings and required time commitment from the committee's members in order to determine an appropriate compensation structure for directors serving on the Land Committee. To date, no compensation has been earned by or paid to any director for services affiliated with Land Committee functions and a Land Committee chair has not yet been appointed.
Code of Ethics
We are committed to conducting business consistent with the highest ethical and legal standards. The Board of Directors has adopted a Code of Ethics, which is applicable to all employees, including our senior and executive management and our directors. The Code is available on our website at investors.meritagehomes.com and we will provide a print copy to any stockholder upon request.

Meritage Stock Pledging Policy
In February 2013, the Nominating/Governance Committee approved a modification to the Company's securities trading policy prohibiting all future pledging of the Company's equity securities by our employees, NEOs and Directors. In connection with this policy, the Company adopted a grandfather provision relating to existing pledges. As of the date our modified policy was adopted, only Messrs. Hilton and Sarver had outstanding pledges. Our grandfather provision exempts existing pledges and continuation or replacements thereto; provided, however, that with respect to these existing pledges (or continuations or replacements thereof) the number of shares pledged may not exceed the greater of (i) two-thirds of the total number of Meritage shares beneficially owned by Mr. Hilton or Sarver, as the case may be, or (ii) 200,000 shares. In establishing these grandfather provisions, the Board considered the particular circumstances of Mr. Hilton and Mr. Sarver, the founder of the Company and an original board member, respectively, both of whom have a significant ownership in the Company's equity securities.

Anti-Hedging Policy
We have a securities trading policy that sets forth guidelines and restrictions on transactions involving our stock, which are applicable to all employees, including our NEOs and Directors. Among other things, our policy prohibits purchases of stock on margin, calls or similar options on Meritage stock or from selling the stock short. These types of transactions would allow employees to own Company stock without the full risks and rewards of ownership. When that occurs, employees may no longer have the same objectives as the Company's other stockholders and therefore such transactions involving Meritage stock are prohibited.
Communications with the Board of Directors
Interested persons may communicate with the Board of Directors by writing to our Lead Independent Director at the address set forth on page 2. The Lead Independent Director will disseminate the information to the rest of the Board at his discretion.
COMPENSATION DISCUSSION AND ANALYSIS
The following discussion and analysis should be read in conjunction with the “Summary Compensation Table” and related tables that are presented immediately below.
Introduction and Summary
The purpose of this compensation discussion and analysis (“CD&A”) is to provide information about each material element of compensation that we pay or award to, or that is earned by, our NEOs. For our 2012 fiscal year, our NEOs were:

•	Steven J. Hilton, Chairman and Chief Executive Officer

•	Larry W. Seay, Executive Vice President, Chief Financial Officer

•	C. Timothy White, Executive Vice President, General Counsel and Secretary and

•	Steven M. Davis, Executive Vice President, Chief Operating Officer

This CD&A addresses and explains the numerical and related information contained in the summary compensation tables and includes actions regarding executive compensation that occurred during 2012, including the award of bonuses related to 2012 performance, and the adoption of any new, or the modification of any existing, compensation programs, if applicable.
2012 Environment
During 2012, the overall housing market's results indicate the industry is stabilizing, largely driven by continued excellent housing affordability based on historical metrics, decreasing inventory home levels in many markets, and increasing consumer confidence levels related to the homebuilding industry and the overall economy. Increased interest and traffic in our communities resulted in positive order trends in all of our active divisions. While individual markets continue to experience varying results as local economic and employment situations strongly influence demand, most of our markets are benefiting from the homebuilding recovery. As the homebuilding market stabilizes and recovers, our executive team remains focused on our main goals of growing our orders and revenue, generating profit and maintaining a strong balance sheet.

Meritage's financial and operational performance significantly improved in 2012 with gains in all of our key operating metrics. In 2012, we entered new markets in Tampa, Florida and Charlotte, North Carolina and strengthened our competitive position in most of our existing markets. We believe our results were due to a combination of market conditions as well as the strategic investments in our new communities, markets and product offerings that created a differentiated strategy that has benefited us through the recent downturn and into 2012 and will continue to provide us with growth and profitability opportunities in the future.
The profitability and growth of Meritage is dependent on the executive management’s vision and actions to support these strategic goals and we feel we have taken, and continue to take, appropriate steps for Meritage to be well-positioned for success.
Overview
Compensation Philosophy and Objectives
Our executive compensation program is designed to drive and reward superior corporate performance both annually and over the long term while simultaneously striving to be externally competitive. We continually review our executive compensation program to ensure it reflects good governance practices and is in the best interests of stockholders, while meeting the following core objectives:

Pay for Performance
A substantial portion of the total potential compensation for each NEO is intended to be variable on a pay-for-performance basis. The terms of the performance-based compensation contemplated in each NEO's employment agreement was based upon an assessment of external market data to ensure that the compensation formula is competitive relative to the compensation paid by companies with which we compete for executive talent. This compensation is derived based on (i) the performance of the Company as a whole, as measured against our peer group and (ii) the officer's role in the attainment of the Company's performance. Due to the economic recession and severe downturn the homebuilding industry experienced in recent years, the Compensation Committee has approved a greater percentage of long-term pay from performance awards to our NEOs than what has been our historical composition to more closely align the goals of management with those of our stockholders.

Stock Ownership
We are committed to utilizing our compensation program to increase executive stock ownership over time. We believe that equity ownership directly aligns the interests of our executives with those of our stockholders and helps to focus our executives on long-term stockholder value creation. Commencing in 2007, we began to award restricted stock to our NEOs as we believe such awards provide our NEOs with an incentive to continue to increase long-term stockholder value, even during periods of declining stock prices. We believe the granting of equity awards is an important retention tool and is widely used in our industry.

Recruiting and Retention
Due to the competitive nature of our industry, we are committed to providing total compensation opportunities that are competitive with, though not identical to, the practices of other large public homebuilders in our industry. We intend for our compensation program to be sufficiently aligned with industry practices so that we can continue to attract and retain outstanding executives who are motivated to help us achieve our mission.

Compensation Peer Group
We compete with homebuilding companies of various sizes for executive talent, and therefore the Compensation Committee generally reviews composite market data reflecting the market median compensation paid to executives with similar roles. On an informal basis, the Company reviews the compensation of its NEOs and compares it to industry peers, analyzing the relationship of the relative amounts of the components of compensation (e.g., salary, bonus, equity compensation and other compensation) to the relative size of each peer company’s revenues, assets and equity. For the past several years, the peer group has been comprised of the top public homebuilders and for the current year was comprised of Beazer Homes USA, Inc., D.R. Horton, Inc., Hovnanian Enterprises, Inc., KB Home, Lennar Corporation, M.D.C. Holdings, Inc., M/I Homes, Inc., NVR, Inc., PulteGroup, Inc., The Ryland Group Inc., Standard Pacific Corp. and Toll Brothers, Inc.
For 2012, this analysis included a percentile ranking of the Company’s NEOs’ compensation as compared to the peer group’s NEOs as well as a mathematical computation of predicted compensation assuming the relationship between compensation and revenue, assets or equity derived from the peer group is applied to Meritage Homes’ financial results. Our analysis is informal in nature and is not by itself used to specifically set any particular element of compensation (whether salary, bonus, equity compensation, or otherwise) or compensation targets. Our analysis is used as an overall reasonableness check on the types and levels of compensation paid to our executive officers to ensure that the pay of our NEOs is not excessive, nor too low as to not be deemed a sufficient tool to attract and maintain key talent. The analysis is completed on a retrospective basis and as such, it is used as a guide for our Compensation Committee in setting reasonable future compensation levels and benefits.
While market data is an important factor considered by the Compensation Committee when setting compensation, it is only one of multiple factors, and the amount paid to each executive may be more or less than the composite market predicted value based on the performance of the Company and the executive, the roles and responsibilities of the executive, experience level of the individual, internal equity and other factors that the Compensation Committee deems important.
Compensation Program and Payments
The key components of our executive compensation program are base salary, annual incentive compensation and long-term incentive compensation. In addition, our NEOs have the opportunity to participate in our company-wide 401(k) plan and to receive certain personal benefits, as described below. The employment agreements of our CEO and other NEOs were amended in 2010 and are further described in this proxy under the section “—Employment Agreements in Effect for 2012”.
At the 2012 Annual Stockholder meeting, our stockholders overwhelmingly supported our compensation program with 98% of total votes cast. In addition, we periodically solicit feedback from our largest stockholders, which has been generally positive and supportive of our compensation programs. The Executive Compensation Committee considered the 2012 voting results in connection with its 2012 and 2013 compensation decisions and did not implement significant changes to the compensation program as a result of the vote.
Base Salary
The purpose of the base salary is to provide a fixed amount of cash compensation that is not variable and is generally competitive with market practices. Consistent with industry practice and our pay-for-performance objective, the base salary for each of our NEOs is designed to account for only a portion of their overall target compensation. As compared to our compensation peer group, we target our NEO salaries to be commensurate with other public homebuilders. We believe the NEO base salaries are appropriate based on the officers’ roles, responsibilities, experience and contributions to the company, as well as market data.
Annual Incentive Compensation
In accordance with the terms of each NEO’s employment agreement, each NEO is eligible for annual incentive compensation. As compared to our peer group, we target our NEO incentive compensation to be commensurate with other public homebuilders. The incentive compensation is designed to generally comply with the requirements of Section 162(m) of the Code to ensure the tax deductibility of incentive compensation paid to our NEOs. Under Section 162(m), we cannot deduct compensation in excess of $1 million that is paid to an NEO in any year unless the compensation qualifies as “performance-based” compensation under Section 162(m).
We believe investors within the public homebuilder industry look to several key financial metrics when valuing companies. These metrics include EBITDA (adjusted for non-recurring items), return on assets and return on equity. We believe these metrics are readily accepted by the capital markets and investment communities as key measures of a company’s performance. The Compensation Committee has concluded that the combination of these metrics sets an optimal incentive program for our executive officers and aligns their interests with our stockholders. The Company believes that the use of these metrics together results in an appropriate and acceptable balance between operating results (adjusted EBITDA), balance sheet and capital resource management (return on assets and return on equity). For our NEOs, we have structured the cash incentive component of their compensation to result in the possible award of a percentage of the Company’s Adjusted EBITDA, as defined below. In prior years and through 2012, the level of the cash incentive award was based upon our financial performance compared to other public homebuilders in multiple metrics. Beginning in 2013, the level of cash incentive award will be based on pre-determined annual targets of return on assets and return on equity. Due to the variability of operations among the peer group during the recent downturn and then the current economic recovery, an internal benchmarking measure was deemed to be a more relevant and meaningful target. The adjusted EBITDA percentages used to calculate the percentage of bonus to be paid will remain at 0.825%, 0.200%, 0.150% and 0.325% for Messrs. Hilton, Seay, White and Davis, respectively, for each of the return on assets and return on equity targets; however, instead of a comparison to the peer group, the attainment of the goals will be benchmarked internally as follows:

% of Budgeted Target Achieved (1)	Percent of NEO annual incentive award as determined by adjusted EBITDA (2)
>90%	100%
80-89%	80%
70-79%	60%
60-69%	40%
50-59%	20%
Below 50%	zero

(1) Based on targets of return on assets and return on equity as established by the annual budget that is approved by the Board.
(2) One half of calculation applies to return on assets, remaining half applies to return on equity. Where actual results fall between the thresholds set forth above, payments will be interpolated along a linear continuum from the threshold exceeded to the next highest threshold.

When determining the amount (or exclusion) of bonus and incentive compensation to be paid for 2012, the Compensation Committee reviewed and considered the following information:

•	feedback from the full Board of Directors (excluding the CEO) regarding the performance of the CEO for 2012,

•
the financial and stock performance of the Company, comparable public companies and other companies in our industry with which we compete, including the total relative stockholder return of our Company and our competitors, and

•
feedback from the CEO supporting the bonus and incentive compensation to be paid to each NEO (other than the CEO), based on achieving their specified goals and their personal and departmental contributions to the Company.

For purposes of determining the executives’ formula bonuses, “Adjusted EBITDA” means earnings before interest expense and interest amortized to cost of sales, taxes, depreciation and amortization ("EBITDA") adjusted to exclude impairments, one-time bond, refinancing and offering costs and significant litigation, settlement payments by the Company and similar costs associated with one-time extraordinary events as well as the deductions relating to the compensation of the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and General Counsel. As discussed below, the Executive Compensation Committee does from time to time award discretionary bonuses for additional efforts or achievements. Also, each NEO's employment agreement provides that the Executive Compensation Committee has complete discretion to reduce the amount of the annual cash incentive bonus compensation based on any factors it deems appropriate or relevant.
The specific details of each NEO’s 2012 incentive compensation are further described in this proxy under the section “Compensation Discussion and Analysis—Employment Agreements in Effect for 2012”.

In 2012, the Executive Compensation Committee approved the payment of performance-based bonuses for the NEOs in accordance with the targets established in the NEOs’ employment agreements, which are reflected in the table below. The Company's return on assets and return on equity was in the top half of its peer group and therefore, the NEOs each earned their maximum possible percentage of Adjusted EBITDA:

	Named Executive Officer
Measurement Criteria	Steven J. Hilton	Larry W. Seay	C. Timothy White	Steven M. Davis
	Bonus as a Percentage of Adjusted EBITDA
Company’s Return on Assets *
Greater than 49%	0.8250%	0.2000%	0.1500%	0.3250%
33%-49% percentile	0.5363%	0.1300%	0.0975%	0.2100%
Below 33%	None	None	None	None
Company’s Return on Equity *
Greater than 49%	0.8250%	0.2000%	0.1500%	0.3250%
33%-49% percentile	0.5363%	0.1300%	0.0975%	0.2100%
Below 33%	None	None	None	None

	Named Executive Officer
Actual Results	Steven J. Hilton	Larry W. Seay	C. Timothy White	Steven M. Davis
	Bonus as a Percentage of Adjusted EBITDA
Company’s Return on Assets *
Meritage Homes	7.91%	7.91%	7.91%	7.91%
Percentile Ranking	61.5%	61.5%	61.5%	61.5%
NEO Payout %	0.8250%	0.2000%	0.1500%	0.3250%
NEO Payout $	$859,873	$208,454	$156,340	$338,738
Company’s Return on Equity *
Meritage Homes	19.73%	19.73%	19.73%	19.73%
Percentile Ranking	69.2%	69.2%	69.2%	69.2%
NEO Payout %	0.8250%	0.2000%	0.1500%	0.3250%
NEO Payout $	$859,872	$208,454	$156,341	$338,737

* Compared to public homebuilders having revenues of $500 million or more.
Discretionary Bonuses
In 2012, the Executive Compensation Committee approved discretionary bonuses to Messrs. Seay and White in the amount of $50,000 and $125,000, respectively. The Compensation Committee considered the following key factors in determining to award discretionary bonuses and the amounts of those bonuses:

•	the Company’s favorable year-over-year comparisons in key operating metrics as the year progressed;

•	the total compensation awarded to the NEOs as compared to total compensation from prior years and in our industry peer group to ensure our continued competitiveness;

•	the Company’s past and current performance, as well as the Company’s past and current stock performance; and

•	the individual NEO's efforts and contribution during 2012.
Long-Term Incentive Awards
Long-term incentives are intended to provide compensation opportunities based on the creation of stockholder value and an increase in our stock price. The upside potential of stock option awards will be realized by the NEOs only if our stock price performance improves over the vesting period and/or the term of the awards. Historically, stock options granted to our NEOs generally have had a five-year pro-rata vesting schedule and a seven-year term. Commencing in 2007, we began awarding our NEOs restricted stock awards as part of our total equity compensation structure. In addition, starting in 2009, we began granting performance-based restricted stock awards to our NEOs, as further discussed below. The restricted stock and performance-based restricted stock awards generally have a three-year cliff vesting schedule.

In connection with our equity awards, we have also adopted equity ownership requirements as further discussed below in the section “Compensation Discussion and Analysis—Security Ownership Requirements.”
The Executive Compensation Committee believes that equity awards provide a strong long-term incentive for our NEOs (and other officers and employees) that, along with their stock ownership, help to align the interests of management with our stockholders. The Compensation Committee believes that these equity-based awards provide the opportunity for our executives to benefit from strong equity performance and, particularly in the case of the restricted stock awards, the NEOs focus on balancing stability and preservation of the stock value against being incentivized to potentially take on an imprudent level of additional risk to drive stock appreciation with more contingent equity awards such as stock options. The Company and the Compensation Committee also believe that an appropriate mix of cash compensation and non-cash compensation in the form of equity awards is necessary and appropriate because, among other reasons, equity-based awards do not require the use of our working capital. The Compensation Committee is mindful of the fact that equity awards represent an expense under generally accepted accounting principles and a cost to the Company and its stockholders in the form of dilution. Accordingly, we seek to achieve an appropriate balance between cash and non-cash compensation such that management is appropriately incentivized, our working capital and financial results are minimally affected and our stockholders do not experience undue dilution.
Other Compensation
The Compensation Committee does not believe in the extensive use of perquisites as a component of executive compensation. The Compensation Committee believes that the perquisites provided to our NEOs (above those received by all employees or officers in general) are limited, but help maintain the competitiveness of our compensation package as compared to our peer companies. The types of perquisites we provide to our NEOs generally consist of car allowances, and enhanced life and disability or long-term care insurance.
Tax Considerations
Section 162(m) of the Code limits the deductibility of executive compensation paid by publicly held corporations to $1 million for each NEO. The $1 million limitation generally does not apply to compensation that is paid pursuant to a performance-based plan approved by stockholders. Our policy is to comply with the requirements of Section 162(m) and generally maintain deductibility for all executive compensation, although we reserve the right, as do most public companies, to make non-deductible payments where we determine it is in the best interests of Meritage and its stockholders.
At the 2006 Annual Meeting of Stockholders, our stockholders approved the 2006 Incentive Plan. The purpose of the 2006 Incentive Plan is to provide for annual incentive awards to the Company’s key executives, including the NEOs, and it is the vehicle through which we pay our cash performance bonuses. The 2006 Incentive Plan is administered by the Compensation Committee and provides for cash awards payable to executives upon the attainment of certain predetermined performance goals for the Company. It is our intent that performance-based awards made pursuant to the 2006 Incentive Plan qualify as deductible compensation under Section 162(m) of the Code. Our stockholders reapproved the 2006 Incentive Plan at the 2010 Annual Meeting.
The current employment agreement for our CEO contemplates the payment of a base salary and benefits that will likely slightly exceed the limitations provided for under Section 162(m). We do not expect that we will incur a Section 162(m) excess resulting in a lost tax deduction that is material.
Security Ownership Requirements
In 2006, we adopted security ownership requirements for our directors and certain executive officers. The Board of Directors believes that these guidelines align the interests of our directors and executive officers with those of stockholders. Our directors and executive officers are required to comply with the following ownership guidelines:

•	Directors, two times annual director fees (exclusive of committee or lead director fees),

•	CEO, four times base salary, and

•	COO, CFO and General Counsel, one times base salary
In the case of the appointment of a new executive officer or director, such person is expected to comply with the requirements within three years of the date of appointment. In order to enable our directors and officers to prudently manage their personal financial affairs, our policy provides that once compliance is obtained, subsequent changes in stock price will not affect the person’s compliance with the guidelines. For purposes of the security ownership requirement, stock options and non-vested restricted stock are not considered owned. As of December 31, 2012, all officers and directors were in compliance with their respective security ownership requirements.

Stock Options and Other Equity-Based Awards
Meritage has traditionally granted equity-based awards to directors, senior executive officers and other employees to provide a means for incentive compensation and to align the interests of management with the interest of Meritage’s stockholders. In 2007, the Company began to grant restricted stock awards to select employees and since 2009, all equity awards company-wide have been comprised of restricted stock as a means of providing sufficient incentive compensation, bringing it more in line with industry trends.
We have comprehensive policies relating to the granting of stock options and other equity-based awards. Following is a summary of key aspects of our policies:

•	All equity-based awards (“stock-based grants”) must be approved by the Compensation Committee.

•	All stock-based grants will be approved at formal meetings (including telephonic) of the Compensation Committee.

•
The grant date of such awards will be the date of the meeting (or a specified date shortly after the meeting) or, in the case of an employee, director or consultant not yet hired, appointed or retained, respectively, the subsequent date of hire, appointment or retention, as the case may be.

•
The annual stock-based grant shall be approved at a regularly scheduled meeting of the Compensation Committee during the first part of the year, but generally after the annual earnings release. We believe that coordinating the main annual award grant after our annual earnings release will generally result in this grant being made at a time when the public is in possession of all material information about us.

•
The customary annual grant (including performance-based grants) to executive officers and directors shall generally occur approximately at the same time as the customary annual grant to other employees.

•
The Company shall not intentionally grant stock-based awards before the anticipated announcement of materially favorable news or delay the grant of stock-based awards until after the announcement of materially unfavorable news.

•	The Compensation Committee will approve stock-based grants only for persons specifically identified at the meeting by management.

Employment Agreements in Effect for 2012
In January 2010, we entered into new employment agreements with our CEO and each NEO, and the Executive Compensation Committee negotiated and approved the terms of each of these agreements. Each agreement was scheduled to expire on December 31, 2012; however, the automatic one-year extension renewal provisions continued the agreements for 2013. These renewal provisions extend the terms of the arrangements for one year unless on or before August 31 of any renewal term, the executive or the Company notifies the other that it wishes to terminate the agreement. Each of the employment agreements also includes a claw-back provision requiring the recovery by the Company of all or part of prior bonuses in the event the performance measure used to calculate the bonus is restated downward as a result of the executive’s willful misconduct or gross negligence. We may recover any such claw-backs through an offset to future awards payable under the employment agreement, or from the executive directly. All NEOs have non-solicitation covenants, and Mr. Hilton’s agreement also includes a non-compete covenant. A description of the other key components of each NEOs agreement follows.
Steven J. Hilton, CEO
Mr. Hilton’s agreement provides Mr. Hilton with a base salary of $1,017,500 per year, which can be adjusted from time to time, provided that it cannot be reduced without Mr. Hilton’s consent. This agreement also provides that Mr. Hilton is entitled to payment of, or reimbursement for, amounts paid to purchase a $5 million term life insurance policy and disability and/or long-term care insurance providing for a monthly benefit up to $20,000, use of a chartered airplane for business purposes only, and use of a Company-provided automobile.
Mr. Hilton’s agreement also provides for an annual cash incentive bonus based on the Company’s attainment of defined performance objectives as outlined in the matrix on page 25. Mr. Hilton’s employment agreement also contemplates that he will receive a minimum of 50,000 shares of restricted stock (or such equivalent number of shares subject to full value awards as the Compensation Committee determines in its discretion).
Larry W. Seay, Executive Vice President and Chief Financial Officer
Mr. Seay’s agreement provides Mr. Seay with a base salary of $500,000 per year, which can be adjusted from time to time, provided that it cannot be reduced without Mr. Seay’s consent. This agreement also provides that Mr. Seay is entitled to a $1,200 per month automobile allowance, payment of, or reimbursement for, amounts paid to purchase disability and/or long-term care insurance providing for a monthly benefit up to $20,000 and a $3 million term life insurance policy.

Mr. Seay’s agreement also provides for an annual cash incentive bonus based on the Company’s attainment of defined performance objectives as outlined in the matrix on page 25. Mr. Seay’s employment agreement also contemplates that he will receive an annual option grant to acquire a minimum of 36,667 shares of Company stock at an exercise price equal to fair market value on date of grant (or such equivalent number of shares subject to full value awards as the Compensation Committee determines in its discretion).
C. Timothy White, Executive Vice President, General Counsel and Secretary
Mr. White’s agreement provides for a base salary of $525,000 per year, which can be adjusted from time to time, provided that it cannot be reduced without Mr. White’s consent. This agreement also provides that Mr. White is entitled to a $1,200 per month automobile allowance, payment of, or reimbursement for, amounts paid to purchase disability and/or long-term care insurance providing for a monthly benefit up to $20,000 and a $3 million term life insurance policy.
Mr. White’s agreement also provides for an annual cash incentive bonus based on the Company’s attainment of defined performance objectives as outlines in the matrix on page 25. Mr. White’s employment agreement also contemplates that he will receive an annual option to purchase a minimum of 15,000 shares of Company stock at an exercise price equal to the fair market value on the date of grant (or such equivalent number of shares subject to full value awards as the Compensation Committee determines in its discretion).
Steven M. Davis, Executive Vice President and Chief Operating Officer
Mr. Davis’ agreement provides for a base salary of $500,000 per year, which can be adjusted from time to time, provided that it cannot be reduced without Mr. Davis’ consent. This agreement also provides that Mr. Davis is entitled to a $1,200 per month automobile allowance, payment of, or reimbursement for, amounts paid to purchase disability and/or long-term care insurance providing for a monthly benefit up to $20,000 and a $3 million term life insurance policy.
Mr. Davis’ agreement also provides for an annual cash incentive bonus based on the Company’s attainment of defined performance objectives as outlined in the matrix on page 25. Mr. Davis’ employment agreement also contemplates that he will receive an annual option to purchase a minimum of 15,000 shares of Company stock at an exercise price equal to the fair market value on the date of grant (or such equivalent number of shares subject to full value awards as the Compensation Committee determines in its discretion).
Discussion of CEO and NEO Compensation
Following is a discussion of the compensation paid, awarded or earned in 2012 to the Company’s CEO and NEOs.
As described below, since 2009, the Company conditioned some of its restricted stock award grants to NEOs on the achievement of performance criteria, specifically Adjusted Pre-Tax Income and G&A expenses being within a specified range and achievement of a certain level of customer service satisfaction rating. Following is a summary of the key reasons the Compensation Committee selected these metrics:

•
Adjusted Pre-Tax Income being within a specified range—the Committee believes that it is important that the executive officers be accountable for managing the business towards the budget approved by the Board. The Compensation Committee also considered the metrics of revenue and net income, but determined pre-tax income was the most appropriate measure because revenue does not take into account profitability of our core operations and after-tax net income takes into account factors largely outside the control of management, such as the creation and relief of non-cash deferred tax valuation allowances due to accounting rules and tax laws. One of the Company’s main goals during the recent economic downturn was to return to profitability and we believe Adjusted Pre-Tax Income appropriately measures management’s success in achieving this goal.

•
Adjusted G&A being within a specified range— the Committee believes that overhead cost control is critical to the success of the Company and that it is important to hold the executive officers accountable for managing costs within the budget approved by the Board.

•
Customer service satisfaction rating—the Committee believes the long-term success of the Company is dependent on delivering quality homes with excellent customer service. In short, it is a fundamental prerequisite for almost any business to achieve high customer satisfaction. Accordingly, the Committee incorporated a customer service component.

CEO Compensation
Mr. Hilton was compensated in 2012 pursuant to the terms of his employment agreement, which provided for a base salary, an annual cash incentive bonus based on Company performance, if earned, and other customary executive benefits.

Under this agreement, a substantial portion of Mr. Hilton’s potential compensation was performance-based to align his goals and efforts with the interests of our stockholders.
Salary. Mr. Hilton was paid a base salary of $1,017,500 in 2012.
Restricted Stock. In 2012, Mr. Hilton was granted 18,750 restricted stock awards. These awards cliff vest on the third anniversary of the date of grant. Additionally, Mr. Hilton was awarded 18,750 shares of performance-based restricted stock, which cliff vest only if the following performance criteria are met:

Number of Shares	Measurement Date	Performance Criteria
6,250	February 10, 2015	125% of 2014 Adjusted Pre-Tax Income is greater than budget or 2014 Adjusted Pre-Tax Income is within $9 million of budget
6,250	February 10, 2015	2014 Adjusted SG&A expense less than 15% of total revenue
6,250	February 10, 2015	2014 Customer Service Satisfaction Rating greater than or equal to 80
The number of shares and type of equity award for the 2012 grant was determined by the Compensation Committee and was deemed commensurate with compensation packages of other CEOs of public homebuilders when evaluated in connection with Mr. Hilton’s total cash and equity compensation as discussed previously in this proxy statement.
In connection with the grant of his 2010 performance-based restricted stock, which was earned in 2012 and vested in 2013, the following analysis was completed:

•
The Company’s Adjusted Pre-Tax Income was $35.7 million, which was within $9 million of budget and, when multiplied by 125%, was greater than budget. Therefore, this performance trigger was met, releasing 11,250 shares of performance-based stock. The budget for Adjusted Pre-Tax Income was $7.3 million for 2012.

•
The Company’s 2012 Adjusted G&A expense was $64.4 million, which was less than 110% of the $60.8 million budget. This performance trigger was met, releasing 6,750 shares of performance-based restricted stock.

•	The Company’s 2012 Customer Service Satisfaction Rating exceeded 80. This performance trigger was met, releasing 4,500 shares of performance-based restricted stock.
Accordingly, Mr. Hilton received 22,500 shares of the Company’s common stock on February 19, 2013.
Performance-Based Bonus. For 2012, Mr. Hilton received a cash performance-based bonus of $1,719,745, pursuant to the terms set forth in his employment agreement as outlined on page 25 in this proxy statement.
Other Benefits. The Company also provided to Mr. Hilton other benefits consistent with our normal executive employment arrangements. These benefits are detailed in the All Other Compensation Table included in this proxy statement and in 2012 totaled less than $31,000.
Other NEO Compensation
Following is a discussion of compensation paid during 2012 to the other NEOs named in this proxy statement.
Messrs. Seay, White and Davis were compensated in 2012 pursuant to the terms of their respective employment agreements, which provided for a base salary, a bonus based on Company performance, if earned, and other customary executive benefits. Under these agreements, a substantial portion of the NEOs’ potential compensation is performance-based to align their goals and efforts with the interests of our stockholders.
Salary. Messrs Seay, White and Davis were paid base salaries of $500,000, $525,000 and $500,000, respectively, in 2012.

Restricted Stock. In 2012, Messrs. Seay, White and Davis were each granted 12,500 restricted stock awards. These awards cliff vest on the third anniversary of the date of grant. Additionally, Messrs. Seay, White and Davis were awarded 12,500 shares each of performance stock, which also cliff vest only if the following performance-based restricted criteria are met.

Number of Shares	Measurement Date	Performance Criteria
4,167	February 10, 2015	125% of 2014 Adjusted Pre-Tax Income is greater than budget or 2014 Adjusted Pre-Tax Income is within $9 million of budget
4,166	February 10, 2015	2014 Adjusted SG&A expense less than 15% of total revenue
4,167	February 10, 2015	2014 Customer Service Satisfaction Rating greater than or equal to 80
The number of shares and type of equity award for the 2012 grant was determined by the Compensation Committee and was deemed commensurate with compensation packages of other NEOs of public homebuilders when evaluated in connection with Messrs. Seay, White, and Davis total cash and equity compensation as discussed previously in this proxy statement.
In connection with the grant of their 2010 performance-based restricted stock, which was earned in 2012 and vested in 2013, the following analysis was completed:

•
The Company’s Adjusted Pre-Tax Income was $35.7 million, which was within $9 million of budget and, when multiplied by 125%, was greater than budget. Therefore, this performance trigger was met, releasing 7,500 shares of performance-based stock shares. The budget for Adjusted Pre-Tax Income was $7.3 million for 2012.

•	The Company’s 2012 Adjusted G&A expense was $64.4 million, which was less than 110% of the $60.8 million budget. This performance trigger was met, releasing 4,500 shares of performance-based stock.

•	The Company’s 2012 Customer Service Satisfaction Rating exceeded 80. This performance trigger was met, releasing 3,000 shares of performance-based stock.
Accordingly, Messrs. Seay, White and Davis each received 15,000 shares of the Company’s common stock on February 19, 2013.
Performance-Based Bonus. For 2012, Messrs. Seay, White and Davis received cash performance-based bonuses of $416,908, $312,681, and $677,475, respectively, pursuant to the terms set forth in their respective employment agreements as discussed previously in this proxy statement. Messrs. Seay and White also received discretionary bonuses of $50,000 and $125,000, respectively, in 2012 as discussed on page 25 of this proxy.
Other Benefits. We also provided to Messrs. Seay, White and Davis other benefits consistent with our normal executive employment arrangements and his employment agreement. These benefits are detailed in the All Other Compensation Table included in this proxy statement and in 2012 totaled less than $54,000, $68,000, and $47,000, respectively.

The following Executive Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference to any Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates this report.
EXECUTIVE COMPENSATION COMMITTEE REPORT
The Executive Compensation Committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE EXECUTIVE COMPENSATION COMMITTEE
Raymond Oppel—Chairman
Peter L. Ax
Richard T. Burke Sr.
Gerald Haddock
Dana Bradford
Michael R. Odell

COMPENSATION OF OFFICERS AND DIRECTORS
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($)(5)	Total($)
Steven J Hilton,	2012	1,017,500	—	999,000	1,719,745	30,421	3,766,666
Chairman and CEO(1)	2011	1,017,500	800,000	961,876	—	30,299	2,809,675
	2010	1,017,500	—	831,750	1,377,147	57,991	3,284,388
Larry W. Seay,	2012	500,000	50,000	666,000	416,908	53,444	1,686,352
EVP and CFO	2011	500,000	375,000	641,250	—	54,259	1,570,509
	2010	500,000	150,000	554,500	333,854	51,529	1,589,883
C. Timothy White,	2012	525,000	125,000	666,000	312,681	67,872	1,696,553
EVP, General Counsel	2011	525,000	400,000	641,250	—	54,613	1,620,863
and Secretary	2010	525,000	150,000	554,500	250,390	61,300	1,541,190
Steven M. Davis,	2012	500,000	—	666,000	677,475	46,045	1,889,520
EVP and COO	2011	500,000	320,000	641,250	—	41,272	1,502,522
	2010	500,000	—	554,500	542,512	41,107	1,638,119

(1)
All compensation is for Mr. Hilton’s services in his capacity as the Chairman and Chief Executive Officer of the Company. Mr. Hilton did not receive any separate compensation for his services as a director.

(2)	Amounts represent discretionary bonuses awarded by the Compensation Committee and were paid subsequent to year-end for each respective year.

(3)
The non-vested shares (restricted stock) grants have a fair value equal to the closing price of our stock on the date of the grant, in accordance with the requirements of Accounting Standards Codification Subtopic (“ASC”) 718. Balance includes all restricted stock awards granted in the year to our NEOs and not the prorated share of all unvested grants that vested in the current year. See Note 8 “Stock Based Compensation” of our Consolidated Financial Statements included in our 2012 Annual Report on Form 10-K for discussion of assumptions used for computing the fair value of awards granted. Additional detail is also provided in the “Grant of Plan-Based Awards” table.

(4)
Non-equity plan compensation earned in 2010 and 2011 was paid subsequent to each respective year-end. Non-equity plan compensation earned in 2012 was partially paid in 2012 with $1,461,225, $354,236, $256,677 and $575,634 for Messrs. Hilton, Seay, White and Davis, respectively, with the balance being paid subsequent to year-end.

(5)	See following table for more detail:
All Other Compensation Table
Year Ended December 31, 2012

	Health and Insurance Premiums	401(k)	Car Allowance	Other	Total All Other Compensation
Name	($)(1)	Match ($)	($)	($)(2)	($)
Steven J Hilton,	24,421	6,000	—	—	30,421
Larry W. Seay,	32,994	6,000	14,400	50	53,444
C. Timothy White,	42,887	6,000	14,400	4,585	67,872
Steven M. Davis,	25,595	6,000	14,400	50	46,045

(1)	Includes: (i) employer portion of benefits provided to all employees and (ii) life and disability insurance premiums as contemplated in each NEO’s employment agreement if such elections were made.

(2)	Other represents the income gross-up to reflect tax consequences of reimbursed insurance premiums, as applicable.

2012 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts under Equity Incentive Plan Awards (2) Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)
Steven J Hilton,	2/10/2012	—		—		—		—	18,750	499,500
	2/10/2012	—		—		—		18,750	—	499,500
		—	(1)	—	(1)	—	(1)	—	—	—
Larry W. Seay,	2/10/2012	—		—		—		—	12,500	333,000
	2/10/2012	—		—		—		12,500	—	333,000
		—	(1)	—	(1)	—	(1)	—	—	—
C. Timothy White,	2/10/2012	—		—		—		—	12,500	333,000
	2/10/2012	—		—		—		12,500	—	333,000
		—	(1)	—	(1)	—	(1)	—	—	—
Steven M. Davis,	2/10/2012	—		—		—		—	12,500	333,000
	2/10/2012	—		—		—		12,500	—	333,000
		—	(1)	—	(1)	—	(1)	—	—	—

(1)
As discussed in this proxy statement under the heading “-Compensation Discussion and Analysis Compensation Programs and Payments—Annual Incentive Compensation”, pursuant to the terms of their respective employment agreements, Messrs. Hilton, Seay, White and Davis are entitled to performance-based bonuses based on the calculations provided in the Annual Incentive Compensation section of this proxy statement on page 25. There is no target award and there was no dollar maximum bonus that could be earned.

(2)
See additional information regarding these performance restricted stock awards in this proxy statement under the heading "Compensation Discussion and Analysis - Discussion of CEO and NEO Compensation".

(3)	The restricted stock grants have a fair value equal to the closing price of our stock on the date of grant in accordance with the requirements of ASC 718.

Outstanding Equity Awards at 2012 Fiscal Year-End

	Option Awards					Stock Awards
									Equity Incentive Plan Awards
Name	Number of Securities Underlying Unexercised Options (#)Exercisable	Number of Securities Underlying Unexercised Options (#)Unexercisable		Option Exercise Price($)	Option Exp. Date	Number of Shares or Units of Stock that Have Not Vested (#) (7)		Market Value of Shares or Units of Stock that Have Not Vested ($)(7)	Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(6)	Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (7)
Steven J Hilton	75,160	—		$42.82	1/29/2014
	—	20,000	(1)	$13.69	1/2/2015
	111,872	27,968	(2)	$19.90	5/19/2015
						75,000 (3)	(5)	$2,801,250	37,500	$1,400,625
Larry W. Seay	36,667	—		$42.82	1/29/2014
	23,160	—		$15.98	12/11/2014
	1	7,357	(1)	$13.69	1/2/2015
						50,000 (4)	(5)	$1,867,500	25,000	$933,750
C. Timothy White	15,000	—		$42.82	1/29/2014
	10,000	—		$15.98	12/11/2014
						50,000 (4)	(5)	$1,867,500	25,000	$933,750

Steven M. Davis	15,000	—		$42.82	1/29/2014
						50,000 (4)	(5)	$1,867,500	25,000	$933,750

(1)	Remaining unvested options vested on January 2, 2013.

(2)	Remaining unvested options vest on May 19, 2013.

(3)	Remaining unvested shares vest 15,000 on February 19, 2013 and 18,750 each on February 9, 2014 and February 10, 2015. See also Notes (5) and (7) below.

(4)	Remaining unvested shares vest 10,000 on February 19, 2013 and 12,500 each on February 9, 2014 and February 10, 2015. See also Notes (5) and (7) below.

(5)
Includes performance-based restricted stock that satisfied performance criteria as of December 31, 2012 and vested on February 19, 2013 (22,500 for Mr. Hilton, and 15,000 each for Messrs. Seay, White and Davis).

(6)
Represents performance-based restricted stock that vests 18,750 for Mr. Hilton and 12,500 each for Messrs. Seay, White and Davis on February 9, 2014 and February 10, 2015 subject first to the satisfaction of specific performance criteria. See additional discussion regarding these performance stock awards in footnote (5), in the 2012 Grants of Plan-Based Awards table included in this proxy statement.

(7)	Computed as the number of shares or units of stock that have not yet vested multiplied by the closing price of the Company’s stock on December 31, 2012 of $37.35.

2012 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
Steven J Hilton, Chairman and CEO	80,000	$1,868,565	26,250	$712,425
Larry W. Seay, EVP and CFO	59,482	$1,273,263	17,500	$474,950
C. Timothy White, EVP, General Counsel and Secretary	10,000	$107,443	17,500	$474,950
Steven M. Davis, EVP and COO	16,000	$341,867	17,500	$474,950
Nonqualified Deferred Compensation Plans
We do not currently have a deferred compensation plan, and no NEOs deferred any compensation during 2012.
Potential Payments upon Termination or Change-of-Control
Summary
During 2010, we entered into new employment agreements and change of control agreements with our CEO and each of our other NEOs. Under the terms of these agreements, our CEO and other NEOs are entitled to severance payments and other benefits in the event of certain types of terminations. These benefits can include cash payments, continuation of insurance benefits and the acceleration of outstanding stock options and restricted shares.
Following is a summary of the severance provisions contained in the employment agreements and change of control agreements between the Company and its NEOs.
Employment Agreements Severance Benefits
Each employment agreement provides the executive with severance benefits in certain situations upon his termination of employment. Following is a summary the potential severance payments and benefits depending on the reason for termination.
Voluntary termination by executive without Good Reason

•
If Mr. Hilton voluntarily terminates his employment with the Company without Good Reason, he will be entitled to receive from the Company (i) his base salary through the date of termination and (ii) at the Company’s option, a $5 million severance payment in monthly installments of $208,333.33 over a period of two years in consideration of the non-compete and non-solicitation covenants contained in his agreements.

•
If Messrs. Seay, White or Davis voluntarily terminates their employment with the Company without Good Reason, they will be entitled to receive from the Company their base salary through the date of termination.

Voluntary termination by executive with Good Reason
If any executive voluntarily terminates his employment with Good Reason, he will be entitled to receive from the Company (i) his base salary through the date of termination and any bonus earned in a previous year but not yet paid, (ii) reimbursement of COBRA premiums and (iii) a severance payment equal to sum of (x) two times the executive’s base salary on the date of termination and (y) two times the higher of (I) the executive’s average actual bonus compensation* earned for the two years prior to termination and (II) the annual bonus paid to the executive in the year preceding the date of termination; provided, however, with respect to (a) Mr. Hilton, his severance payment shall not be less than $5 million and shall not exceed $10 million, (b) the severance payment for Messrs. Seay, White and Davis shall not exceed $3 million, and (c) if Messrs. Seay, White or Davis’ employment is terminated during the last six months of the Company’s fiscal year, he will also be paid a pro rata bonus for that fiscal year. In addition, any restricted stock, options and other equity-based awards shall become immediately accelerated and fully vested and exercisable and all restrictions on restricted stock awards shall immediately lapse.

*
Bonus compensation is determined as the greater of (i) the actual bonus paid to the executive or (ii) the fair value on the day of grant of the shares of the restricted stock, stock options and other equity awards that become vested in such year of termination.

Termination by the Company without Cause
If the Company terminates the executive Without Cause, each executive will be entitled to receive from the Company (i) his base salary through the date of termination and any bonus earned in a previous year but not yet paid, and, if such termination occurs during the final six months of the fiscal year, a pro rata portion of the bonus then in effect for that year, (ii) reimbursement of COBRA premiums and (iii) a severance payment as follows:

•
For Mr. Hilton, the sum of (x) two times Mr. Hilton’s base salary on the date of termination and (y) two times his average bonus compensation* earned for the two years prior to termination; provided, however, Mr. Hilton’s severance payment shall not be less than $5 million and shall not exceed $10 million.

•
For Messrs. Seay, White and Davis, sum of (x) one times the executive’s base salary on the date of termination and (y) one times his actual bonus compensation* earned for the two years prior to termination; provided, however the severance payment for Messrs. Seay, White and Davis shall not exceed $2 million.

In addition, any restricted stock, options and other equity-based awards shall become immediately accelerated and fully vested and exercisable and all restrictions on restricted stock awards shall immediately lapse.

*
Bonus compensation is determined as the greater of (i) the actual bonus paid to the executive or (ii) the fair value on the day of grant of the shares of the restricted stock, stock options and other equity awards that become vested in such year of termination.

Termination by the Company for Cause
If the Company terminates any executive’s employment for Cause, the executive will be entitled to receive only his base salary through the date of termination and any bonus earned in a previous year but not yet paid.
Death or Disability
If the executive’s employment is terminated as a result of the executive’s death or disability, the executive will be entitled to receive from the Company (i) his then current base salary through the date of termination and any bonus earned in the previous year but not paid, (ii) a pro rata portion of the executive’s actual bonus for the year, and (iii) reimbursement of COBRA premiums. In addition, any restricted stock, options and other equity-based awards shall become immediately accelerated and fully vested and exercisable and all restrictions on restricted stock awards shall immediately lapse.
Change of Control Agreements Severance Benefits
General Terms
Termination Date: Effective so long as executive is employed by the Company
Triggering Event: Pursuant to each executive’s change of control agreement, each executive is entitled to severance benefits if (i) his employment is terminated by the Company without Cause at anytime within 90 days prior to or within two years following a Change of Control or (ii) the executive terminates his employment for Good Reason at any time within two years following a Change of Control.

Severance Benefits

•
For Mr. Hilton, the severance payment is equal to the sum of (i) three times the higher of (x) Mr. Hilton’s annual base salary on the date of termination or (y) his base salary on the date preceding the Change of Control and (ii) three times the highest of (x) Mr. Hilton’s average annual incentive compensation* for the two years prior to termination of employment or (y) his annual incentive compensation* for the two years preceding the year in which the Change of Control occurred.

•
For Messrs. Seay, White and Davis, the severance payment is equal to the sum of (i) two times the higher of (x) the executive’s annual base salary on the date of termination or (y) the executive’ base salary on the date preceding the Change of Control and (ii) two times the highest of (x) the executive’s average annual incentive compensation* for the two years prior to termination of employment or (y) the executive’s annual incentive compensation* for the year preceding the year in which the Change of Control occurred.

In addition, any restricted stock, options and other equity-based awards shall become immediately accelerated and fully vested and exercisable and all restrictions on restricted stock awards shall immediately lapse.

*
Incentive compensation is determined as the sum of (a) the actual incentive compensation paid to executive and (b) the fair value on the date of grant of the shares of restricted stock, stock options and other equity-based awards that become vested in such year of termination.

Other Matters Regarding the Employment Agreements and Change of Control Agreements
The terms “Good Reason”, “Cause” and “Change of Control” are defined in the employment and change of control agreements.
All severance payments under the employment agreements and change of control agreements are conditioned upon the delivery and non-revocation of a customary release by the executive in favor of the Company.
Each executive’s employment agreement and change of control agreement is structured so that the executive is entitled to the greater benefit under the two agreements, but is not entitled to duplicative benefits.
Each of the employment agreements and change of control agreements include customary provisions concerning the timing, limitation and alteration of payments to comply with Section 409A of the Internal Revenue Code.
Consistent with the SEC’s rules and regulations concerning executive compensation disclosure, the potential value of each executive’s benefits assumes that that the termination occurred on December 31, 2012, and with a closing stock price of $37.35 on the last business day of 2012. The benefit derived from the acceleration of options was computed as the difference between the strike price and the closing price of our stock on the last day of 2012 for each equity award affected. Total termination benefits represent payments for severance, non-compete and non-disclosure covenants.

Executive Officer	Voluntary Termination by Executive Without Good Reason	Voluntary Termination by Executive With Good Reason	Termination By Company Without Cause	Death or Disability	Change of Control
Steven J. Hilton	$5,016,987	$11,340,188	$11,340,188	$5,190,488	$17,702,229
Larry W. Seay	$—	$5,875,892	$4,435,494	$2,995,096	$6,760,954
C. Timothy White	$—	$5,384,227	$4,107,155	$2,830,082	$6,221,881
Steven Davis	$—	$5,737,108	$4,284,062	$2,821,094	$6,621,043

Director Compensation
In 2012, our non-employee directors received an annual retainer of $50,000, committee chairmen received an additional annual payment of $15,000, and other committee members received an additional payment of $10,000. The lead director received an additional $40,000 annually. In addition, during 2012, each of our directors (other than Mr. Hilton) received a grant of 6,000 shares of restricted stock, which cliff vest on February 10, 2015. Mr. Odell received a grant of 18,000 shares of restricted stock in 2012 in connection with his appointment to the Board in late 2011, which vests ratably over three years starting February 10, 2013. As discussed, the Board is still determining the amount of compensation that might be paid for serve on the Board's new Land Committee. The 2012 director compensation is set forth below:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	All Other Compensation ($) (3)	Total ($)
Robert G. Sarver	50,000	159,840	—	209,840
Raymond Oppel	85,000	159,840	—	244,840
Peter L. Ax	125,000	159,840	—	284,840
Richard T. Burke, Sr.	80,000	159,840	—	239,840
Gerald Haddock	85,000	159,840	—	244,840
Dana Bradford	80,000	159,840	—	239,840
Michael R. Odell	80,000	479,520	—	559,520

(1)
As of December 31, 2012, the outstanding number of options and non-vested restricted stock awards held by the non-employee directors was 29,500 for Messrs. Sarver, Oppel, Ax, Burke, and Haddock and 18,000 for Messrs. Bradford and Odell.

(2)
See Note 8 “Stock Based Compensation” of our Consolidated Financial Statements included in our 2012 Annual Report on Form 10-K for discussion of the assumptions used for computing the fair value of options and awards granted. As required, the calculation is equal to the fair value of the award multiplied by the total number of awards granted in 2012, not the proportionate share of all existing unvested awards that vested in the current year.

(3)
As part of the reimbursement to directors for out-of-pocket expenses incurred in attending Board and committee meetings, we reimburse certain directors for charter aircraft service or other travel and lodging-related expenses. During 2012, we made reimbursements of approximately $49,500; $4,000; $3,000, $6,800 and $2,600 to Messrs. Burke, Haddock, Oppel, Bradford and Odell, respectively. The reimbursement to Mr. Burke included charter aircraft services for various Board members to two meetings.

SECURITIES AUTHORIZED FOR ISSUANCE
UNDER EQUITY COMPENSATION PLANS
The following table summarizes our equity compensation under all of our equity compensation plans as of December 31, 2012:

Plan Category	(a) Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Right (1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)(2)
Equity compensation plans approved by stockholders	1,615,235	$10.36	1,426,505
Equity compensation plans not approved by stockholders	—	N/A	—
Total	1,615,235	$10.36	1,426,505

(1)	Balance includes 609,585 options, 825,650 time-based restricted stock awards, and 180,000 performance-based restricted stock awards.

(2)
The number of securities remaining available for issuance is comprised of shares under our Plan as defined in our annual report on Form 10-K. In addition to stock options, stock appreciation rights and performance share awards, the Plan allows for the grant of restricted stock shares. Under the Plan, awards other than stock options and stock appreciation rights are counted against the shares available for grant as 1.38 shares for every one share issued in connection with such awards.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Executive officers, directors and “beneficial owners” of more than ten percent of our common stock must file initial reports of ownership and changes in ownership with the SEC under Section 16(a) of the Exchange Act. SEC regulations require these reporting persons to furnish us with copies of all Forms 3, 4 and 5, and amendments thereto, that they file with the SEC. Based solely on our review of the copies of such forms furnished to us, or representations that no forms were required, we believe that during 2012 and through the date of this filing all of our officers, directors and greater than ten percent beneficial owners complied with all filing requirements of Section 16(a) of the Exchange Act.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Meritage maintains a written policy concerning conflict of interest transactions that generally applies, among other things, to transactions between the Company and related persons, including employees, officers and directors and applies to direct and indirect relationships and transactions. Because of the nature of our business, which involves the ownership, development, construction and sale of real estate and single family homes, our policy was carefully constructed to capture transactions and relationships between the Company or its competitors, and related persons and relationships between employees, directors, suppliers, vendors, subcontractors (“trades”) and others. At the same time, we were mindful to not inadvertently create the potential for conflicts relating to transactions that are primarily of a personal nature and do not involve the Company, or conflict with its business (for example, the construction of a vacation home or the purchase of a home from the Company pursuant to our home purchase policy that is available to most employees).
For transactions not exempted from the policy, Meritage’s policy requires that designated members of senior management must review and approve any transaction between a covered person (e.g., employees, officers and directors) and the Company, or between a covered person and a trade contractor. The policy provides that the Company’s legal and internal audit departments are to be involved in the review and approval process. For transactions involving directors or senior executive officers (including the officers named in this proxy statement), the proposed transaction must be approved in advance by the Audit Committee of the Board of Directors. Real estate transactions between the Company and related persons are subject to strict scrutiny.
Each of the transactions listed below was approved by the Audit Committee of the Board of Directors pursuant to the policy.

During 2012, 2011 and 2010, we chartered aircraft services from companies in which Mr. Hilton has a significant ownership interest. Payments made to these companies were as follows:

	Year Ended December 31,
	2012	2011	2010
Air Charter Services	$330,000	$288,000	$234,000

During 2009, we entered into an FDIC insured bank deposit account agreement with Alliance Bank of Arizona (“Alliance Bank”) through the Certificate of Deposit Account Registry Service (“CDARS”). In 2012, we entered into an additional FDIC insured bank deposit account agreement with Alliance Bank through the Insured Cash Sweep Service ("ICS"). CDARS and ICS are accepted and recognized services through which participating banks may accept and provide FDIC insurance coverage for large deposits that would otherwise exceed FDIC insurance limits (currently $250,000) by placing, as custodian for the deposit customer (Meritage), that portion of the deposit exceeding FDIC insurance limits with other CDARS and ICS banks participating in the programs such that for FDIC insurance purposes, the deposit is divided into insured amounts and deposited with other network banks to allow for full FDIC coverage. CDARS and ICS deposits differ in that ICS deposits may offer "on demand" withdrawals whereas CDARS are certificates of deposits with pre-determined maturity dates and interest rates. Alliance Bank has divided these amounts into FDIC insured amounts deposited with other CDARS and ICS participating FDIC insured institutions. We do not pay any separate fees to Alliance Bank for these programs. Rather, Alliance Bank receives a small fee from the other CDARS and ICS institutions for certain funds placed. Robert Sarver, a Meritage director, is a director and the chief executive officer of Western Alliance Bancorporation, the parent company of Alliance Bank. In addition, Steven Hilton, our Chairman and CEO is also a director of Western Alliance Bancorporation We placed cash deposits through Alliance Bank as the CDARS custodian or relationship bank and as the ICS custodian or relationship bank and earned market-rate interest on deposits pursuant to the CDARS and ICS programs as follows (in thousands):

	As of December 31,
	2012	2011	2010
CDARS	$102,100	$149,400	$89,300
ICS	$84,200	$—	$—

	Year Ended December 31,
	2012	2011	2010
Interest Earned	$687	$767	$653
INDEPENDENT AUDITORS
Deloitte & Touche LLP serves as our principal independent registered public accounting firm. We expect representatives of Deloitte & Touche LLP to be present at our Annual Meeting of Stockholders to respond to appropriate questions, and they will be given an opportunity to make a statement if they desire to do so.
The following table presents fees for professional accounting services rendered by our principal accountant for the audit of our annual financial statements for 2012 and 2011, and fees billed for other services rendered.

	2012	2011
Audit fees(1)	$1,142,300	$783,750
Audit-related fees	—	—
Audit and audit-related fees	$1,142,300	$783,750
Tax fees	—	—
All other fees	—	—
Total fees	$1,142,300	$783,750

(1)
Audit fees consisted principally of fees for audit and review services, and approximately $292,000 in 2012 for services related to various SEC comfort letters provided in connection with securities offerings and expert consents provided in connection with SEC filings.

Each year, the Audit Committee approves the annual audit engagement in advance. The Audit Committee also has established procedures to pre-approve all non-audit services provided by the principal independent registered public accounting firm. All 2012 and 2011 non-audit services listed above were pre-approved.

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report.
REPORT OF THE AUDIT COMMITTEE
We have reviewed Meritage’s audited consolidated financial statements and met with both management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, to discuss those consolidated financial statements. Management has represented to us that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. We have also reviewed, and discussed with management and Deloitte & Touche LLP, management’s report and Deloitte & Touche LLP’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. We have received from, and discussed with, Deloitte & Touche LLP the written disclosure and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding independence. These items related to that firm’s independence from Meritage. We also discussed with Deloitte & Touche LLP those matters required to be discussed by Statement on Auditing Standards No. 114, as amended, “The Auditor’s Communication with those charged with Governance” and Rule 2-07 of Regulation S-X “Communications with Audit Committees.” Based on these reviews and discussions, we recommended to the Board that Meritage’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

THE AUDIT COMMITTEE
Peter L. Ax—Chairman
Raymond Oppel
Richard T. Burke Sr.
Gerald Haddock
Dana Bradford
Michael R. Odell

STOCKHOLDER PROPOSALS
If any stockholder would like to make a proposal at our 2014 annual meeting pursuant to Rule 14a-8 of the Exchange Act, we must receive it no later than December 12, 2013 in order that it may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.
Stockholders may propose director candidates for consideration for membership on the Board of Directors to the Nominating/Governance Committee by following the procedures set forth under the heading “Corporate Governance Principles and Board Matters—The Board and Board Committees—Director Nomination Process—Stockholder Nominees” on page 19 of this proxy statement.
Proposals to be presented at the 2014 Annual Meeting that are not intended for inclusion in the proxy statement, including director nominations, must be submitted in accordance with our bylaws. To be timely, a stockholder’s notice of such a proposal must be delivered to or mailed and received by the Secretary at the principal executive offices of the Company, not earlier than the 150th day nor later than the 120th day prior to the first anniversary date of mailing of this proxy statement, which is expected to occur on or about April 1, 2013, (or, with respect to a proposal required to be included in Meritage’s proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, or its successor provision, the earlier date such proposal was received); provided, however, that in the event that the date of the 2014 Annual Meeting is advanced or delayed by more than 30 days from the first anniversary of the date of this year’s annual meeting, which is to be held on May 15, 2013, notice by the stockholder must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than the later of the 120th day prior to the date of such annual meeting or the tenth day following the date on which public announcement of the date of such meeting is first made.
A nomination or other proposal will be disregarded if it does not comply with the above procedures.

FORWARD-LOOKING STATEMENTS
This proxy statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve substantial risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include, but are not limited to, statements made in the CD&A section of this proxy statement regarding trends in the homebuilding industry, future compensation actions or events and the anticipated effects of our compensation structure and programs, and the potential benefits of our strategic investments and their future benefits. Meritage undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect Meritage’s business, particularly those mentioned under the heading “Risk Factors” in Meritage’s Annual Report on Form 10-K, and in the periodic reports that Meritage files with the SEC on Form 10-Q and Form 8-K.

ANNUAL REPORT ON FORM 10-K AND OTHER MATTERS
The Board of Directors is not aware of any other matters to be presented at the meeting. If any other business should properly come before the meeting, the proxy holders will vote according to their best judgment.
A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 may be viewed and downloaded from investors.meritagehomes.com, may be requested via email through such website or may be requested telephonically at 480-515-8100. The Annual Report is not considered to be proxy solicitation material.
Upon request, the Company will provide by first class mail, to each stockholder of record on the record date, without charge, a copy of this proxy statement and all attachments hereto, the proxy card, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, including the required financial statements and financial statement schedules. Written requests for this information should be directed to: Corporate Secretary, Meritage Homes Corporation, 17851 North 85th Street, Suite 300, Scottsdale, AZ 85255.

Meritage Homes Corporation

C. Timothy White
Executive Vice President, General Counsel and Secretary
March 25, 2013

MERITAGE HOMES CORPORATION Annual Meeting of Stockholders May 25, 2012 10:00 AM THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The shareholder(s) hereby appoint(s) Steven J. Hilton, C. Timothy White and

Presently serving as Class II Directors, nominated for re-election:	FOR ALL	WITHHOLD AUTHORITY FOR ALL	FOR ALL EXCEPT
01 Peter A. Ax 02 Robert G. Sarver 03 Gerald Haddock 04 Michael R. Odell	☐	☐	☐

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